Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), is made as of this 25th day of August, 2006, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19387 U.S. 19 North, Clearwater, Florida 33764 (hereinafter referred to as “Lincare”); PEDIATRIC SERVICES OF AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 310 Technology Parkway, Norcross, Georgia 30092-2929 and certain of Pediatric Services of America, Inc.’s affiliates listed on the signature page hereto (hereinafter collectively referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of marketing, advertising, selling, leasing, renting, distributing or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies-related therapy equipment, enteral, and other respiratory therapy and durable medical equipment, products, supplies and services to customers in their homes or other alternative site care facilities in the Territory (as defined in Section 1.1(f) hereof) and respiratory therapy staffing; and

WHEREAS, Lincare desires to acquire, and Company desires to sell to Lincare, substantially all of the Assets (as defined in Section 1.1(a) hereof) and Business (as defined in Section 1.1(b) hereof) (hereinafter, the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:

Article 1 - DEFINITIONS

1.1 In this Agreement, the following terms shall mean the following:

(a) “Assets” shall mean and include all assets and properties owned, leased, rented, used or otherwise possessed by the Company for use in the Business of every kind, character and description, whether tangible or intangible, and wherever located, except for the Excluded Assets (as defined in Section 1.1(c) hereof). The Assets shall include, but shall not be limited to, the following:

(i) subject to Sections 1.1(c)(vii) and 1.1(c)(ix) hereof, all of Company’s rights with respect to the real property leased, rented, used or otherwise possessed by the Company, which are not identified on Schedule 4.5(a) as Excluded Assets, subject to the terms and conditions set forth in Schedule 4.5(a). For purposes of this Agreement, those Company facilities, in which Company’s Business is shared with other Company businesses, shall be referred to as the “Shared Locations”;

(ii) all of the oxygen equipment, aerosol inhalation therapy equipment, nasal continuous positive airway pressure devices, infant monitoring equipment, home sleep study and related therapy equipment, respiratory medications, enteral, and all other respiratory therapy and durable medical equipment, products and supplies owned, leased, rented, used or otherwise possessed by the Company’s Business regardless of the actual ownership thereof by the Company or otherwise (including, but not limited to, all of such items presently located with customers in their homes or alternative site care facilities), which are set forth in Schedule 4.5(c)(i) hereof;

(iii) all of the inventory, disposables, spare parts, materials, work-in-process and supply items owned, leased, rented, used or otherwise possessed by Company’s Business;

(iv) all other equipment, products, machines, furniture, fixtures, furnishings, parts, and supplies owned, leased, rented, used or otherwise possessed by Company’s Business, which are set forth in Schedule 4.5(c)(iii) hereof;

(v) all patents, trademarks, trade names, service marks, copyrights and applications therefor owned or licensed by Company’s Business, as set forth on Schedule 4.5(l) hereof;

(vi) the originals and all copies of: all Customer (as defined in Section 4.5(e)) files (including, but not limited to, the original certificates of medical necessity, the original physician orders and the original of any other evidence of medical necessity related to equipment or services being rendered to any customer of the Business as of the Closing Date, and the original of any other information supporting the billing for such Customer), the current and historical referral list of the Business and, except for corporate records and minutes, all other documents, files and records of, or relating to, any of the Assets or the Business;

(vii) all of the rights and interests in and to the specific contracts, agreements and leases of the Business set forth on Schedules 4.5(a) and 4.5(b) attached hereto, but specifically excluding as Excluded Assets, subject to the provisions of Sections 3.4 and 4.5(b)(ii) and (iii) hereof, those contracts, agreements and leases designated on Schedules 4.5(a) and 4.5(b) hereof as Excluded Assets; provided, however, that if at any time it is determined that any contract, agreement or lease was omitted from such schedules after the Closing, the parties shall work together in good faith to determine whether such contract, agreement or lease shall be an Asset or Excluded Asset under this Agreement. However, Lincare, in its sole discretion shall determine if, for any such omitted contract pertaining to an Asset as defined herein, the Contract Asset Purchase Requirements (as defined in Section 3.4 hereof) of Sections 3.4 and 4.5(b)(iii) shall apply to any such contract, agreement or lease. The Contract Asset Purchase Requirement shall not apply to assets that are not Assets of the Business as defined herein. If Lincare does not expressly accept responsibility in writing for the contract, agreement or lease which is not included on Schedules 4.5(a) or 4.5(b), the obligations of that contract, agreement or lease remain the responsibility of the Company. If Lincare deems it necessary or appropriate to make payment under any such undisclosed contract, agreement or lease which it does not expressly accept, Lincare shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to make such payment on behalf of Company without assuming any liability therefor, and to deduct such amount from its payment obligations under the Agreement in accordance with Section 7.2 hereof. Company agrees to amend promptly Schedule 4.5(a) or 4.5(b) hereof, as the case may be, after the Closing Date, to include all such additional contracts, agreements, and leases in accordance with the above determinations;

(viii) the sole and exclusive use of all regulatory licenses and permits owned, held, used, or otherwise possessed by the Company in respect of the Business, to the extent assignable;

(ix) all of the Business of Company;

(x) all funds, refunds, receivables, notes, security deposits, prepayments, evidences of indebtedness, credits, claims, deposits, debts and obligations of any kind due and owing to Company’s Business as of the Closing Date or which become due or owing to the Company’s Business on or after the Closing Date or which accrue to the Company’s Business on or after the Closing Date; provided, however, any security deposit related to either real estate or real estate lease that is not assumed by, or otherwise assigned to, Lincare shall be an Excluded Asset;

(xi) except for those telephone numbers set forth on Schedule 1.1(a)(xi), the exclusive use of the telephone numbers of the Company’s Business and all intangible personal property rights and goodwill relating to the Company’s Business;

(xii) the right to all billings for any equipment, products, supplies or services provided to any customers of Company’s Business after the Closing Date;

(xiii) all vehicles owned, leased, rented, used or otherwise possessed in the operation of the Business, which are set forth on Schedule 1.1(a)(xiii), free and clear of all liens and Encumbrances;

(xiv) all billed and unbilled accounts receivable, less credit balances related thereto, of Company’s Business as of the Closing Date (the “Accounts Receivable”) (other than receivables from governmental third party payors which by law may not be assigned) as well as the right to any deposits, security, or collateral related to the Accounts Receivable;

(xv) an amount equal to the value of all billed and unbilled receivables, less credit balances related thereto, of the Business related to Medicare, Medicaid and other third party claims due from beneficiaries or governmental third party payors in respect of services through the Closing Date which by law may not be assigned (“Government Patient Receivables,” or collectively with the Accounts Receivables, the “Receivables”) which shall be collected as set forth in Article 14 herein; and

(xvi) any interest or rights in the Company’s property located at 6861 West Park Avenue in Houma, Louisiana.

(b) “Business” shall mean the entire business of Company’s Respiratory Therapy and Equipment Services Division, including but not limited to, the business of marketing, advertising, selling, leasing, renting, distributing or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, enteral, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies-related therapy equipment, and other respiratory therapy and durable medical equipment, products, supplies and services to customers in their homes or other alternative site care facilities within the Territory and respiratory therapy staffing.

(c) “Excluded Assets” shall mean exclusively the following:

(i) the cash, cash equivalents and deposits in banks and other financial institutions on hand at the close of business on the day immediately prior to the Closing Date;

(ii) subject to the provisions of Sections 3.4 and 4.5(b)(ii) and (iii) hereof, the contracts, agreements and leases designated on Schedules 4.5(a) and 4.5(b) hereof as Excluded Assets;

(iii) all Medicare, Medicaid and other public or private insurance carrier provider numbers owned, held, used, or otherwise possessed by the Company;

(iv) any trademarks, trade name, service marks, copyrights, and applications therefor belonging or relating to Company or PSA Properties Corporation or relating to the names “Pediatric Services of America,” “PSA Healthcare,” or “Pharmacy Services of America”, including without limitation, those items set forth in Schedule 1.1(c)(iv);

(v) {intentionally left blank};

(vi) all books, records, and documents relating primarily to the Excluded Liabilities;

(vii) any interest or rights in the Company’s lease to the property located at 770 Baconsfield Drive, Building 1, in Macon, GA, except that Lincare shall be allowed to utilize the location for a period of up to ninety (90) days after the Closing Date for a transition period;

(viii) any security deposit related to either real estate and/or a real estate lease where such real estate or real estate lease is designated as a shared location of Schedule 4.5(a) hereof or where such real estate or real estate lease is not assumed by or otherwise assigned to Lincare; and

(ix) those assets listed on Schedule 1.1(c) hereto.

(d) “Accepted Liabilities” shall mean exclusively the following:

(i) all debts, liabilities and obligations of every kind whatsoever incurred in connection with or arising out of Lincare’s conduct of the Business or ownership of the Assets from and after the Closing Date;

(ii) pursuant to the provisions of Section 4.5(b)(ii) hereof, Lincare shall be responsible only for the liabilities, duties and obligations arising out of the contracts, agreements and leases listed on Schedules 4.5(a) and 4.5(b) hereof, (which are not otherwise designated as Excluded Assets on such schedules or which are expressly accepted by Lincare pursuant to Section 1.1(a)(vii)) which liabilities, duties and obligations arise and pertain to periods commencing on or after the Closing Date;

(iii) expenses associated with the administration of the Termination Plan as more fully described in Article 16 hereof; and,

(iv) liabilities related to inventory and supplies ordered by the Company in the ordinary course of business prior to the Closing Date, but not received prior to the Closing Date.

(e) “Excluded Liabilities” shall mean and include all debts, liabilities and obligations of Company of every kind, character and description whatsoever, except for the Accepted Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but shall not be limited to, the following:

(i) the obligation to pay all invoices which are dated before the Closing Date or which relate to goods or services consumed or used before the Closing Date;

(ii) the liabilities and obligations under all contracts, agreements and leases designated as Excluded Assets on Schedules 4.5(a) or 4.5(b) hereof;

(iii) the obligation to satisfy any claims and litigation against the Company, including, but not limited to, those claims and litigation listed on any Schedule hereto, and any claim or litigation, whether or not listed on a Schedule hereto, that arose prior to the Closing Date;

(iv) the obligation, in accordance with the provisions of Section 4.5(b)(iii) hereof, to pay off in full those certain leases and rental agreements expressly designated on Schedules 4.5(a) and 4.5(b) hereof as subject to this Section 1.1(e) or Sections 3.4 or 4.5(b)(iii), as well as any obligations pertaining to any lease or rental agreement which the Company failed to disclose but existed prior to the Closing Date unless expressly accepted by Lincare as provided in Section 1.1(a)(vii);

(v) the obligation to satisfy any refund or recoupment requests from any third party payor for dates of service prior to the Closing Date.

(f) “Territory” shall mean the United States of America.

1.2 In addition to the terms defined in Section 1.1 hereof, other terms defined elsewhere in this Agreement shall have the meanings set forth therein.

Article 2 - PURCHASE AND SALE OF ASSETS

Subject to the terms and conditions set forth in this Agreement, at Closing (as hereinafter defined) Company shall sell, convey, transfer, assign, and deliver to Lincare, and Lincare shall purchase and accept from Company, good and marketable title to the Assets, free and clear of any restrictions or conditions to transfer or assignment and free and clear of all liens, mortgages, pledges, encumbrances, agreements, leases, contracts, claims, security interests, taxes, conditions enforceable by any third party, covenants, conditions or restrictions of any kind or description (hereinafter referred to collectively as “Encumbrances”). Lincare and Company acknowledge and agree that the term “Encumbrances” shall not include the Accepted Liabilities described in Section 1.1(d) hereof.

Article 3 - PURCHASE PRICE AND METHOD OF PAYMENT

3.1 Purchase Price and Method of Payment. The aggregate purchase price (hereinafter referred to as the “Purchase Price”) for the Assets and the Business shall be Thirty-Five Million Two Hundred Thousand and no/100 Dollars ($35,200,000.00), payable to Company, or its designees, as follows:

(a) Thirty-One Million Two Hundred Thousand and no/100 Dollars ($31,200,000.00) shall be paid by wire transfer at the Closing (as such term is defined in Section 6.1 hereof);

(b) Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) shall be payable, without interest, six (6) months after the Closing Date, subject to the terms and conditions of this Agreement; and

(c) One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) shall be payable, without interest, twelve (12) months after the Closing Date, subject to the terms and conditions of this Agreement.

3.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Lincare shall not acquire or receive hereunder any title to or interest in any of the Excluded Assets, which Excluded Assets shall remain the property of the Company.

3.3 Accepted Liabilities. In connection with its purchase of the Assets hereunder, at Closing Lincare shall assume and be responsible for the Accepted Liabilities, including the assumption of, and responsibility for, the payment and/or satisfaction of the Accepted Liabilities in accordance with their terms.

3.4 Excluded Liabilities. Lincare shall not assume, nor be responsible for, any Excluded Liabilities. All Excluded Liabilities shall be retained by, and shall be the sole responsibility of, Company. If Lincare deems it reasonably necessary or appropriate to make payment of any Excluded Liability, Lincare shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to make such payment on behalf of Company without assuming liability therefore, and to deduct such amounts from its payment obligations under this Agreement in accordance with Section 7.2 hereof. With respect to the obligations Company is required to satisfy pursuant to Section 1.1(e)(iv) of this Agreement, Company shall deliver to Lincare title to all such leased or rented Assets free and clear of any Encumbrances. Company’s obligations under the preceding sentence are referred to herein as the “Contract Asset Purchase Requirements.” The Contract Asset Purchase Requirements shall include, but shall not be limited to, the payment of any purchase options, re-licensing fees, transfer fees, or other similar payments relating to any of such Assets.

3.5 Preliminary Purchase Price Allocation. The preliminary Purchase Price allocation is attached as Exhibit 3.5 hereto, though it is subject to change based on actual circumstances at the time of filing an allocation statement. Lincare and the Company shall file, in accordance with the Internal Revenue Code of 1986, as amended, an asset allocation statement on Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other parties with a copy of the Form 8594 being filed. Such allocations on Form 8594 shall be materially consistent with the preliminary allocation on Exhibit 3.5, and no party shall take a materially inconsistent position in reporting the allocation for any tax reporting purposes. The preliminary purchase price allocation set forth on Exhibit 3.5 shall also set forth an allocation by state where necessary to calculate applicable state sales or transfer taxes applicable to this transaction.

Article 4 - REPRESENTATIONS AND WARRANTIES OF COMPANY

The representations and warranties of Company set forth this Article shall be true and correct as of the date of this Agreement and true and correct as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties which speak as to an earlier date, which shall be true and correct at and as of such date. Company represents, warrants, and covenants as follows:

4.1 Organization, Standing and Qualification of Company. Pediatric Services of America, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate powers, governmental qualifications and authorizations to own its assets and to operate the Business in each jurisdiction in which such assets are now owned and such Business is now operated by it. Pediatric Services of America, Inc. d/b/a PSA HealthCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all necessary corporate powers, governmental qualifications, and authorizations to own its assets and to operate the Business in each jurisdiction in which such assets are now owned and such Business is now operated by it. PSA Capital Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate powers, governmental qualifications, and authorizations to own its assets and to operate the Business in each jurisdiction in which such assets are now owned and such Business is now operated by it.

4.2 Affiliates.

Except for those entities set forth on Schedule 4.2, Company does not own or control, directly or indirectly, in whole or in part, any other corporation, partnership, association, or organization, or any interest therein.

4.3 Financial Statements.

(a) Company has delivered to Lincare copies of the following financial statements for the Company, which are set forth in Schedule 4.3(a) hereof.

(b) All of the financial statements referenced in Section 4.3(a) above and otherwise set forth in Schedule 4.3(a) are hereinafter referred to collectively as the “Financial Statements.” The Financial Statements fairly present in all material respects the financial condition of the Company as of the dates stated and the operation of the Company for the periods stated. Company represents and warrants there has been no material adverse change in the assets, liabilities, financial performance or capitalization of the Company since October 1, 2005, except as set forth in Schedule 4.3(b).

4.4 Taxes.

(a) Except as set forth on Schedule 4.4(a), Company has timely filed with the appropriate taxing authorities all tax returns in all jurisdictions in which tax returns are required to be filed, and such tax returns are correct and complete in all respects. Company is not the beneficiary of any extension of time within which to file any tax return. All taxes of Company (whether or not shown on any tax return) have been fully and timely paid. There are no liens for any taxes (other than a lien for current real property or ad valorem taxes not yet due and payable) on any of the Assets of Company. Except as set forth on Schedule 4.4(a), no claim has ever been made by an authority in a jurisdiction where Company does not file a tax return that Company may be subject to taxes by that jurisdiction.

(b) Except as set forth on Schedule 4.4(b), Company has never received any notice of assessment or proposed assessment in connection with any taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any taxes of Company or the assets of Company. No officer or employee responsible for tax matters of Company expects any taxing authority to assess any additional taxes for any period for which tax returns have been filed. Company has not waived any statute of limitations in respect of any taxes or agreed to a tax assessment or deficiency.

(c) Except as set forth on Schedule 4.4(c), Company has complied with all applicable laws, rules and regulations relating to the withholding of taxes and the payment thereof to appropriate authorities, including taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign law.

(d) Except as set forth on Schedule 4.4(d), the unpaid taxes of Company (i) did not, as of the most recent fiscal month end, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Company and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Company in filing its tax returns.

(e) Except as set forth on Schedule 4.4(e), Company is not a party to any tax allocation or sharing agreement and Company has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which is Parent) or has any tax liability of any person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Parent is parent), or as a transferee or successor, by contract or otherwise.

(f) With respect to liabilities for any such taxes, assessments or other charges which are not yet due and payable, Company represents, warrants and covenants that Company will pay all such amounts when due, except as otherwise provided in Section 6.8(j) hereof. Subject to Section 6.8(j) hereof, any such unpaid liability of the Company for federal, state or local taxes (including, without limitation, interest and penalties) shall be the sole responsibility of Company. If the Internal Revenue Service or any other taxing authority seeks to collect any such liability from Lincare or from any other member of Lincare’s affiliated group, Company shall indemnify and hold harmless any such party for the entire amount of such liability pursuant to the provisions of Article 7 hereof. If Lincare deems it necessary or appropriate to make payment of any taxes due or payable for periods prior to the Closing Date, Lincare shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to make such payment on behalf of Company without assuming any liability therefore and to deduct such amounts from its payment obligations under this Agreement in accordance with Section 7.2 hereof.

(g) With respect only to the Business, the Company has delivered to Lincare true and complete copies of the Company’s personal property and employment (including Forms 940 and 941, and the wage detail reports for such returns) tax returns filed for the fiscal years ending 2004 and 2005, as well as all such returns filed since December 31, 2005. The Company shall remain responsible for any tax liability which arises from an audit of any tax period prior to the Closing Date.

4.5 Schedules. Company has delivered to Lincare the following Schedules, which are true, complete and accurate:

(a) Real Estate. Schedule 4.5(a) is a complete list of all land, warehouses, office buildings, stores and other buildings and real property rented, leased, used, occupied or otherwise possessed by the Company in connection with the Company’s operation of the Business. Except as identified on Schedule 4.5(a), Company does not own, use, occupy or otherwise possess any real property used in connection with the operation of the Business. As to each such property rented, leased, used, occupied or otherwise possessed by the Company, Schedule 4.5(a) lists the location of the property; the name and address of lessor; the expiration date of such lease; and the monthly rent payable under the lease. Each such property rented or leased is held under a valid and enforceable lease, binding upon each of the parties thereto. Each such lease is in full force and effect in all material respects in accordance with its terms and there are no existing defaults or events of default under any such lease. Company has not given or received any notice of any claimed default or termination with respect to any such lease. Schedule 4.5(a) identifies all violations, of which Company knew or should have reasonably known, of any applicable law, statute, ordinance, code, rule, regulation or standard relating to any building rented, leased, used, occupied or otherwise possessed by the Company or the operations of the Company conducted therein. The facilities listed in Schedule 4.5(a) have been regularly and appropriately maintained in the normal course of business, to the best of Company’s knowledge, and the fixtures, mechanical systems (including electrical, plumbing, heating, ventilation and air conditioning), roof and structural systems of the facilities listed on Schedule 4.5(a) are in satisfactory working condition and in a satisfactory state of maintenance and repair. Subject to Section 6.8(j) hereof, Company represents that all rent and other use or maintenance fees or charges associated therewith (to the extent that any such fees or charges are due and payable) have been paid in full through the end of the calendar month in which the Closing occurs. Company further represents that all necessary third party consents to the transfer or assignment of Company’s right to use such properties have been obtained or will obtained within sixty (60) days after the Closing Date. If such consent is not obtained by Company within that period, Lincare shall have the right to seek any actual damages, including, but not limited to, moving, relocation, advertising, printing and utility hook up charges, resulting from Company’s failure to transfer the contract or agreement and shall deduct such damage from its payment obligations under the Agreement, in accordance with Section 7.2 hereof.

(b) Agreements and Contracts.

(i) Schedule 4.5(b) is a complete list of all contracts and agreements (including, without limitation, agreements relating to the purchase, sale, lease or rental of equipment, materials, products, supplies and services, preferred provider agreements, health maintenance organization agreements or any other managed care contracts or agreements, service contracts, employment and consulting agreements, covenants not to compete, distributorship agreements, leases of personal property, licenses of intellectual property rights, security agreements, and loan agreements) relating, in whole or part, to the Business or the Assets. Schedule 4.5(b) specifies the type of agreement and the names of the parties to such agreement. The agreements listed in Schedule 4.5(b) are valid, binding and enforceable upon the parties thereto. Except as indicated in Schedule 4.5(b), all contracts and agreements relating, in whole or in part, to the Business or the Assets are in full force and effect in accordance with their terms and, to Company’s best knowledge, there are no existing defaults or events of default under any such contract or agreement. The Company has not given or received any notice of any claimed default or termination with respect to any contract or agreement relating, in whole or in part, to the Business or the Assets. Except as disclosed on Schedule 4.5(b), neither this Agreement nor consummation of the transactions contemplated hereby shall result in a default under or breach of, or require the consent or approval of any party to any agreement listed on Schedule 4.5(b) with respect to the transfer and assignment of such contract or agreement to Lincare hereunder, except those specific agreements identified on Schedule 4.5(b) as requiring third party consent or approval prior to any such transfer or assignment.

With respect to each contract and agreement listed on Schedule 4.5(b) hereof (A) that is not designated as an Excluded Assets on said Schedule and is designated as requiring the consent or approval of a third party and (B) where the aggregate annual payments to be made by or to Company under such contract or agreement exceed Fifteen Thousand and no/100 Dollars ($15,000.00) (the “Agreement Requiring Consent”), Company shall obtain the consent or approval effective as of the Closing Date either prior to the Closing Date or within 45 days after the Closing Date. The Company shall be responsible for any reasonable out–of–pocket costs required to obtain the consents or approvals for each Agreement Requiring Consent. In the event any such consents or approvals are not obtained by the Closing Date, Lincare shall reasonably cooperate with Company during such 45-day period in obtaining the required consents or approvals for each Agreement Requiring Consent. If such consent or approval is not obtained by Company within that period, Lincare shall have the right to seek appropriate damages from Company for the failure to transfer the Agreement Requiring Consent effective as of the Closing Date and shall deduct such damage from its payment obligations under the Agreement, in accordance with Section 7.2 hereof. Company shall remain responsible for any contract, agreement or lease which is not disclosed on the Schedules hereto unless Lincare accepts responsibility for such contract in writing as provided in Section 1.1(a)(vii) hereof.

With respect to any contract and agreement relating, in whole or part, to the Business or the Assets; which is not listed on Schedule 4.5(b) hereof as of the Closing Date; for which Lincare does accept responsibility in writing as provided in Section 1.1(a)(vii) hereof; which requires the consent or approval of a third party; and where the aggregate annual payments to be made by or to Company under such contract or agreement exceed Fifteen Thousand and no/100 Dollars ($15,000.00), Company shall obtain the consent or approval effective as of the Closing Date from such third party as soon as practicable after receipt of Lincare’s written notice accepting responsibility; and if such consent or approval is not obtained within forty five (45) days after Lincare’s written notice, then Company shall be responsible for damages as provided above.

With respect to each contract and agreement listed on Schedule 4.5(b) hereof (A) that is not designated as an Excluded Assets on said Schedule and is designated as requiring the consent or approval of a third party and (B) where the aggregate annual payments to be made by or to Company under such contract or agreement do not exceed Fifteen Thousand and no/100 Dollars ($15,000.00) or with respect to each contract or agreement relating, in whole or part, to the Business or the Assets; which is not listed on Schedule 4.5(b) hereof; for which Lincare does accept responsibility in writing as provided in Section 1.1(a)(vii) hereof; which requires the consent or approval of a third party; and where the aggregate annual payments to be made by or to Company under such contract or agreement do not exceed Fifteen Thousand and no/100 Dollars ($15,000.00), Company shall reasonably cooperate with Lincare in Lincare’s efforts in obtaining consent or approval to the contract’s or agreement’s assignment.

(ii) Schedules 4.5(a) and 4.5(b) contain each and every contract, agreement and lease of, or relating to, the operation of the Business or any of the Assets, and Schedules 4.5(a) and 4.5(b) list each of the contracts, agreements and leases which are included in the Assets, except those contracts, agreements and leases which are designated on such schedules as Excluded Assets. It is understood and agreed between the parties that Lincare shall assume the liabilities, duties and obligations of Company only under the contracts, agreements and leases listed on Schedules 4.5(a) or 4.5(b) which: (A) are not Excluded Assets; and (B) which liabilities, duties and obligations arise and pertain to periods commencing on or after the Closing Date. Company shall remain solely liable for all liabilities, duties and obligations under all contracts, agreements and leases which: (X) are Excluded Assets; (Y) are not Excluded Assets but which liabilities, duties and obligations arise or pertain to periods prior to the Closing Date; or (Z) were not disclosed to Lincare on any Schedule hereto, and Lincare has not expressly accepted in accordance with Section 1.1(a)(vii).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Lincare shall obtain title to all Assets covered by: (X) those certain contracts, agreements and leases identified on Schedule 4.5(b) as Excluded Assets to which the Contract Asset Purchase Requirements pertain; and (Y) contracts, agreements or leases which were not disclosed on any Schedule hereto, and Company shall have completed the Contract Asset Purchase Requirements set forth in Section 3.4 of this Agreement with respect to the assets covered by such contracts, agreements and leases.

(c) Personal Property. Schedules 4.5(c)(i), 4.5(c)(ii), and 4.5(c)(iii) list by type and quantity the tangible personal property owned, rented, leased, used or otherwise possessed by Company in the operation of the Business and pertaining to the asset classes described below:

(i) Schedule 4.5(c)(i) lists, in summary form, the oxygen equipment, respiratory therapy equipment, and pharmacy equipment and other items of durable medical equipment and other tangible personal property owned, leased, rented, used or otherwise possessed by Company in the operation of the Business (including, but not limited to, all of such items currently located with customers in their homes or alternative site care facilities);

(ii) Schedule 4.5(c)(ii) lists, in summary form, the vehicles owned, leased, rented, used or otherwise possessed by the Company in the operation of the Business that are included among the Assets to be acquired by Lincare; and,

(iii) Schedule 4.5(c)(iii) lists, in summary form, all other personal property owned, leased, rented, used or otherwise possessed by the Company in the operation of the Business that are included among the Assets to be acquired by Lincare, such as phone systems, copiers, fax machines and other office equipment.

Except for those cylinders Company leased from TMGCO, LLC or Sky Oxygen, which have not been rendered free and clear of Encumbrances by the Closing Date and which are so designated in Schedule 4.5(c)(i) hereof (the “Encumbered Cylinders”), Company owns and has good and marketable title to all of the tangible personal property included in the Assets (whether or not any such Asset is included within the asset classes described in Sections 4.5(c)(i)-(iii) above), free and clear of any restrictions or conditions to transfer or assignment and free and clear of all Encumbrances. With respect to the personal property included on Schedule 4.5(c)(i), 4.5(c)(ii), and 4.5(c)(iii), if a claim is made by a third party that the property is not owned by Company and that there are rental or other charges owed for the property or any other Encumbrance on the property, the Company shall remain responsible for such charges (including demurrage if applicable) or Encumbrance. To the extent Lincare deems it necessary or appropriate to pay any amounts as a result of such claim, it shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to make such payment on behalf of Company without assuming any liability therefore, and to deduct such amounts from its payment obligations under the Agreement in accordance with Section 7.2 hereof.

Each item of personal property included in the Assets has been regularly and appropriately maintained and repaired in the normal course of business and substantially all of such items are in satisfactory working condition and in a satisfactory state of maintenance and repair as of the Closing Date. Each item of personal property included in the Assets is transferred with all applicable warranties, including, but not limited to, the manufacturers’ warranties to the extent such warranties are transferable to Lincare.

(d) Receivables. Schedule 4.5(d) contains a summary of the Receivables of or pertaining to the Company’s Business, including an aging of such Receivables in the manner described as follows: less than 120 days from the date of original invoice; less than 180 days from the date of original invoice; less than 240 days from the date of original invoice; less than 365 days from the date of original invoice; greater than 365 days from the date of original invoice; and, the total amount of all Receivables. Each of the Receivables listed: (i) arose from valid sales or rentals in the ordinary course of business; (ii) relates to equipment or products provided to customers covered under the Medicare, Medicaid or other third party public or private insurance program, or were provided on a direct bill basis, each of which customers were qualified under such programs to receive such products and services or were provided on a direct bill basis to customers who, to the Company’s best knowledge, were otherwise capable of paying for such products and services; (iii) relates to billings by or on behalf of the Company which were prepared and submitted with all the complete and correct forms, documents, test results and other information necessary to receive payment with respect to each such Receivables, evidence of which is maintained in the appropriate Customer file to the extent required by law, and which billings were prepared and submitted in conformity with all applicable laws, rules, regulations codes and guidelines of federal, state and local health care programs and in conformity with the requirements of each third party payor; and (iv) has been diligently pursued for payment in accordance with the requirements of the respective payors. Company has not received nor has it applied for any cash advances from any Medicare, Medicaid or third party public or private insurance program or carrier, whether or not any such cash advance has been repaid to or recouped by such insurance program or carrier. Except as already reflected in the amount of the Receivables shown on Schedule 4.5(d), no refunds, reimbursements, discounts or other adjustments are payable or anticipated to be made with respect to any of the Receivables. To the best of Company’s knowledge, there are no Encumbrances, or rights of setoff, recoupment or assignments with respect to or affecting the Receivables. Except as may be set forth in Schedule 4.5(d), the Receivables listed on Schedule 4.5(d) are owned, legally and beneficially, by the Company, and none of such Receivables is owned, legally or beneficially, by any other person or entity, or are being collected for, or are to be paid to, or for the benefit of, any other person or entity. Company guarantees the collection by Lincare of the Receivables to the extent as more fully described in Article 15 hereof. Insofar as Company cannot deliver to Lincare on the Closing Date an updated summary of the Receivables that are true and correct as of the Closing Date, Company may provide an updated Receivables listing within ten (10) days after the Closing Date, at which time such updated listing shall be deemed Schedule 4.5(d).

(e) Equipment, Products, and Services. Schedule 4.5(e) lists all equipment, products, and services currently supplied to each active customer (the “Customer”) of the Company’s Business as of the date of this Agreement. For each such Customer, Schedule 4.5(e) lists the Customer’s name and address, the Customer’s account number, and the equipment, products and services currently supplied to such Customer. Each Customer has been duly qualified under the Medicare, Medicaid or other third party public or private insurance program for reimbursement for services rendered by the Company, or is being provided services on a direct bill basis unless there is documentation of the Customer’s financial inability to pay for such services.

(f) Employment and Personnel Matters.

(i) Schedule 4.5(f)(i) sets forth the name of each of the employees of Company’s Business, and the current annual rate of compensation for each such person;

(ii) Schedule 4.5(f)(ii) sets forth all bonus, hospitalization, medical, life and disability insurance, vacation, termination, and IRS code sec. 401(k) plans in effect which provide benefits to present and past employees of Company’s Business;

(iii) Schedule 4.5(f)(iii) sets forth all claims and litigation asserted by or against Company in connection with the Business (or any director, officer or employee of Company’s Business in such representative capacity) arising from transactions and occurrences after June 1, 2001, or any claim or litigation, whenever arising, which is still pending as of the date hereof, which claims any right to workers compensation benefits, unpaid wages, commissions or other amounts asserted to be due or owing to any current or former officer, director, employee, contractor or agent of the Company in connection with the Business or alleges any claim relating to race discrimination, age discrimination, harassment, sex discrimination, sexual harassment, wrongful termination, violation of a confidentiality or non-competition agreement (whether or not Company is a party to such agreement), or any other personnel or employment matter. As to each such claim or litigation, Schedule 4.5(f) lists the identity of the claimant; a brief description of the matter; and the outcome or status of the matter. Whether listed or not on any Schedule hereto, Lincare does not assume the liability or responsibility for any such claim or litigation which has been asserted or which might be asserted and which arose from actions prior to the Closing Date;

(iv) Schedule 4.5(f)(iv) sets forth all collective bargaining agreements or other contracts with labor unions to which the Company is a party or is otherwise subject; and

(v) Schedule 4.5(f)(v) sets forth all employment agreements, consulting agreements, independent contractor agreements, and covenants not to compete of Company’s Business (including, but not limited to, covenants not to compete with any predecessors in interest of the Company or the Business) that are currently in effect.

Lincare does not assume the responsibilities or liabilities of any such agreement unless it is specifically listed on Schedule 4.5(f) as an Accepted Liability and the subject employee, contractor or agent has provided written consent to the assignment of the employment contract to Lincare prior to the Closing Date.

For those employees of the Company’s Business who are not subject to an employment agreement, Company represents that those employees are at-will employees and, for those Hired Employees (as defined in Section 16), Company shall have terminated those Hired Employees from employment prior to the Closing Date, and Company shall remain liable for any obligations owed to Company’s employees, including wages, benefits, bonuses or any other amount arising from employment with the Company, except that Lincare shall be liable for any administrative expenses associated with the Termination Plan as described in Article 16 hereof. If Lincare deems it necessary or appropriate to make payment to any employee of Company for amounts due by Company, Lincare shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to make such payment on behalf of Company without assuming any liability therefor, and to deduct such amounts from its payment obligations under the Agreement in accordance with Section 7.2 hereof.

Company is in compliance in all material respects with all federal, state and local laws, statutes, ordinances, rules, regulations, codes and orders relating to conditions of employment, and Company has no knowledge of or has any reasonable grounds to anticipate any labor dispute. Company has not incurred any liability for any arrearage of wages or other payments in respect of employment and Company has made all contributions to employee benefit plans required by such plans to be made on or before the date hereof. All liabilities and expenses with respect to compensation or benefits applicable to all directors, officers and employees of the Company under any employee benefit plan shall remain the sole responsibility of Company.

The parties hereto agree that Company shall be solely responsible for providing any notices and otherwise complying with any requirements of the Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 and any other like state or local law or rule, and that Lincare shall have no obligations under the WARN Act and no liability for any failure or alleged failure to comply with the Act with respect to any employment losses of Company. Company agrees to indemnify Lincare against any and all claims by any person or entity alleging failure to comply with the WARN Act in accordance with Article 7 hereof.

(g) Claims, Investigations and Litigation. Except as otherwise disclosed on Schedule 4.5(f), Schedule 4.5(g) lists all investigations (regardless of whether a claim has been filed), claims and litigation asserted by or against Company in connection with the Business of any nature whatsoever, arising from transactions and occurrences after June 1, 2003, or any such investigation, claim or litigation, whenever arising, which is still active, open or pending as of the date hereof, and any litigation, or to the best of Company’s knowledge, any investigation (including government investigations or audits) commenced after June 1, 2003, or whenever commenced, if still pending. Schedule 4.5(g) also lists each judgment, order, writ, corporate integrity agreement, settlement agreement, injunction and decree of any federal, state or local court or governmental authority to which Company is a party or by which it is bound or which relates to any of the ownership interests in the Business or the Assets. As to each such claim, investigation, audit or litigation, Schedule 4.5(g) lists the type of proceeding; the identity of the claimant or investigating agency; a brief description of the matter; the damages claimed or relief sought; and the outcome or status of the matter. Company also agrees to provide copies of any relevant documents relating to any claims, litigation or judgments listed on Schedule 4.5(g). Except as set forth in Schedule 4.5(g), there are no claims, lawsuits, arbitrations, government proceedings, investigations or audits pending relating to the Business to which Company or any of its directors, officers or employees is a party (as plaintiff, defendant or otherwise) or which relate to any of the ownership interests in the Business or the Assets. To the best of Company’s knowledge, there are no grounds for the filing or receipt of any other claim or the commencement of any other lawsuit, arbitration or proceeding by or against, or investigation of, Company in respect of the Business or involving the assets of, or equity interests in, the Business or the Assets except as set forth in Schedule 4.5(g). Whether listed or not on any Schedule hereto, Lincare does not assume the liability or responsibility for any such claim or litigation which has been asserted or which might be asserted and arose from actions prior to the Closing Date.

(h) Health Care Compliance. Schedule 4.5(h) lists, for the entire period of operation of Company, all claims, contact letters, subpoenas, statements, audits, suspensions or pre-pay review actions, pending negotiations and other matters (including, but not limited to, all correspondence or communications with governmental agencies, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, implies, relates to, or alleges: (A) any violation or irregularity with respect to any activity, practice or policy of Company in respect of the Business; or (B) any violation or irregularity with respect to any claim for payment or reimbursement made by Company in respect of the Business, or any payment or reimbursement paid to Company in respect of the Business. In addition, Schedule 4.5(h) lists all claims, statements and other matters (including, but not limited to, all correspondence or communications with any agency) concerning or relating to any federal or state regulatory agency, including the FDA, DOT, state or local licensure entities, investigation of the Company in respect of the Business or notice of irregularity to the Company in respect of the Business. Except as set forth on Schedule 4.5(h), there are no violations or irregularities nor to the knowledge of Company are there any reasonable grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any such government agency, intermediary or carrier against Company with respect to any of the activities, practices, policies or claims of the Business, or any payments or reimbursements received by Company in respect of the Business. Except as set forth in Schedule 4.5(h), Company is not currently subject to any outstanding audit by any such government agency, intermediary or carrier in respect of the Business, and to the best of Company’s knowledge, there are no reasonable grounds to anticipate any such audit of the Business in the foreseeable future. Specifically, Company represents that the Company in respect of the Business is not in violation of any federal or state false claims act or anti kick-back statutes. For any claim or investigation, whether listed or not on any Schedule hereto, which arose from actions prior to the Closing Date, the Company shall remain responsible for defending the claim and cooperating with the investigation. If Lincare deems it necessary or appropriate to expend monies to defend or resolve such investigations, it shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to deduct such amounts from its payment obligations under the Agreement in accordance with Section 7.2 hereof.

Company represents that the Company has not (i) been heretofore excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any governmental program (collectively, the “Government Programs”) nor is about to be excluded, debarred, suspended or otherwise determined to be, or identified as, ineligible to participate in any Government Program; (ii) received any information or notice, or become aware, by any means or methods, that it is the subject of any investigation or review regarding its participation in any Government Programs; and (iii) been convicted of any crime relating to any Government Program. The listing of Company on the Office of Inspector General’s (OIG) exclusion list or OIG’s website for excluded individuals/entities shall constitute a breach of this Section 4.5(h). If Lincare deems it necessary or appropriate to expend monies to defend or resolve any such investigations, or to the extent Lincare incurs any expenses, sanctions, penalties or fines which arose from acts prior to the Closing Date, it shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to deduct such amounts from its payment obligations under the Agreement in accordance with Section 7.2 hereof.

(i) Licenses and Permits. Schedule 4.5(i) lists all governmental licenses, permits and authorizations which are held or used by Company in respect of the Business. With respect to each such license, permit or authorization, Schedule 4.5(i) contains a brief description of the license, permit or authorization; the identity of the issuing agency or authority; the license or permit number; and the expiration date of each such license, permit or authorization. Such licenses, permits and authorizations are the only governmental licenses, permits and authorizations currently required by Company for the operation of the Business and all such licenses, permits and authorizations are in effect as of the date hereof. Company has complied in all respects with all conditions or requirements imposed by such licenses, permits and authorizations. The Company has received no notice of, nor to the best of the Company’s knowledge, is there any reason to believe that any appropriate authority intends to cancel or terminate any of such licenses, permits or authorizations or that valid grounds for such cancellation or termination currently exist.

(j) Environmental Matters. Schedule 4.5(j) lists, for the entire period from June 1, 2000, to the Closing Date, any and all claims, suits, actions or proceedings (including government investigations and audits) relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes resulting from the operation of the Business or ownership of the Assets. With respect to each such pending or prior matter, Schedule 4.5(j) lists the date of the claim, suit, action or proceeding (including governmental investigations and audits); the claimant or investigating agency; the nature and a brief description of the matter; the damages claimed or relief sought; and the status, outcome or disposition of the matter. Except as set forth in Schedule 4.5(j), to the knowledge of Company, there are no claims, suits, actions, or proceedings (including governmental investigations and audits), asserted or threatened, relating to environmental matters of the types specified in this Section 4.5(j) or otherwise, to which Company, in respect of the Business, is a party; nor does Company know or have any reasonable grounds to know of any activity of Company or potential liability of Company in connection with Company’s operation or ownership of the Business or the Assets involving or relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment. For any claim or investigation, whether listed or not on any Schedule hereto, which arose from actions prior to the Closing Date, the Company shall remain responsible for defending the claim and cooperating with the investigation. If Lincare deems it necessary or appropriate to expend monies to defend or resolve such investigations, it shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to deduct such amounts from its payment obligations under the Agreement in accordance with Section 7.2 hereof.

(k) Directors and Officers. Schedule 4.5(k) lists the officers and directors of Company in office as of the date hereof. Schedule 4.5(k) also lists all contracts, agreements, commitments, leases, instruments, debts, or obligations: (i) between Company and any of its directors, officers, or shareholders affecting the Business or the Assets; and (ii) among or between any directors, officers, or shareholders of Company affecting the Business or the Assets. With respect to each such contract, agreement, commitment, lease, instrument, debt, or obligation, Schedule 4.5(k) indicates the parties; their relationship to Company; and a general description of the subject matter thereof. If not expressly assumed by Lincare, Company shall remain responsible for such contract, agreement, commitment, lease, instrument, debt or other obligation, whether listed or not on any Schedule hereto.

(l) Intangible Property. Schedule 4.5(l) lists all corporate names, patents, trademarks, trade names, service marks, and applications therefor and all copyrights owned, held, used or otherwise possessed by Company in respect to the Business, and all patent, trademark and service mark licenses to which Company is a party as they relate to the Business. Company owns or possesses adequate licenses or other rights to use all corporate names, patents, trademarks, trade names, service marks and copyrights, if any, used in the conduct of its business as now operated. Schedule 4.5(l) lists each registration, application, license or other agreement to which Company is a party with respect to the use of any corporate name, trademark, trade name, service mark, copyright or patent and the expiration date of such registration or license, as it relates to the Business. The Company does not know, or have any reasonable grounds to know, of any claims asserted by third parties with respect to such rights.

(m) Changed Conditions. Except as listed in Schedule 4.5(m), since October 1, 2005 the business of the Business has been conducted in substantially the same manner as theretofore and there has not been any:

(i) transaction by Company relating to the Business except in the ordinary course of business as conducted on that date;

(ii) material adverse change in the condition (financial or otherwise) of the liabilities, assets, equity, properties, business, or prospects of the Business;

(iii) labor dispute, or other similar event or condition of any character, materially or adversely affecting the financial condition, business, assets, or prospects of the Business;

(iv) material change in business or accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company in respect of the Business;

(v) revaluation by Company of any of the assets of the Business;

(vi) lease, sale or transfer of any tangible or intangible asset of the Business, except in the ordinary course of business and for fair market value;

(vii) entry into, or amendment or termination of, any contract, agreement, or license, except in the ordinary course of Business and upon fair market value, terms and conditions;

(viii) waiver or release of any right or claim of Company in respect of the Business, except in the ordinary course of business and upon fair market value, terms and conditions;

(ix) other event or condition of any character that has, or might reasonably have, a material and adverse effect on the financial condition, business, or assets of the Business which are not otherwise reflected in the Financial Statements;

(x) amendment of Company’s Certificate of Incorporation or By-Laws materially affecting the Business or the Assets; or

(xi) agreement by Company to do any of the things described in the preceding clauses (i) through (x).

4.6 Title to Assets and Condition of Assets. Company has good and marketable title to, or holds by valid and enforceable agreement of lease or license, all of the tangible assets owned, leased, rented, licensed, used or otherwise possessed by it in respect of the Business, and such assets are free and clear of all Encumbrances.

4.7 No Violation. Neither this Agreement nor the consummation of the Transaction violate or will violate in any material respect any statute, law, regulation, rule, ordinance, code, standard, order, writ, judgment, injunction, decree, determination or award to which the Company is subject, or conflict with or constitute a default under Company’s Certificate of Incorporation or By-Laws or any indenture, mortgage, lease, lien, instrument or other agreement by which Company is bound, nor will it result in an event which, whether immediately or upon the giving of notice or lapse of time or both, will permit the acceleration of the maturity date of any obligation under any such indenture, mortgage, lease, lien, instrument or other agreement or the creation of any lien or Encumbrance on the Assets, nor will it enable any party to any agreement relating to the Business to which Company is a party to exercise a right to terminate or otherwise modify the terms thereof.

4.8 Compliance With Law. To the best of Company’s knowledge, Company has complied with, and is not in violation of any federal, state, or local statutes, laws, ordinances, rules, regulations, codes or standards (including, but not limited to, compliance with all statutes, laws, ordinances, rules, regulations relating to any federal or state government funded health care program and the federal fraud and abuse statutes, laws, rules, regulations or guidance). The Company has received no notice of any claimed violation of any federal, state or local statute, law, ordinance, rule, regulation, code, standard or order, nor, to the best of Company’s knowledge, has any such violation occurred.

4.9 Legal Power and Authority To Enter Transaction. Company has the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform its obligations hereunder and the Transaction. The execution, delivery and performance of this Agreement and the Transaction have been duly authorized by Company, and a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by Secretary of Company has been delivered to Lincare. This Agreement constitutes the valid and binding obligation of Company and is enforceable in accordance with its terms. Except as stated above, no approvals or consents of any persons or entities are required for Company to execute and deliver this Agreement or to perform its obligations hereunder and the Transaction.

4.10 Assets.

(a) The Assets sold, conveyed, transferred, assigned, and delivered to Lincare hereunder constitute all of the assets necessary for the operation of the Business, as currently and historically conducted (other than the Excluded Assets), and any person or entity having a direct or indirect ownership interest in the Company, does not currently provide nor has it, he, or she historically provided to Company any tangible or intangible assets whatsoever. The Assets sold, conveyed, transferred, assigned, and delivered to Lincare hereunder are all of the assets owned, leased, rented, used or otherwise possessed by the Company in respect of the Business, except for the Excluded Assets.

(b) Notwithstanding anything to the contrary contained in this Agreement, if an asset would otherwise be included in the Assets because it is owned, leased, rented, used or otherwise possessed by the Company in respect of the Business but such asset is in fact owned, leased, rented or otherwise possessed by a person or entity having a direct or indirect ownership interest in the Company, then such asset shall nevertheless be included in the Assets. Lincare shall assume no liabilities or debts associated with such assets, and any corresponding liabilities or debts shall be satisfied by the Company prior to the Closing Date.

4.11 Books and Records. The books and records of the Company, including, without limitation, the minute books, stock certificate books and stock ledger, accounting and service and billing records, are complete, true and correct in all material respects and fairly reflect the conduct of the Company and the Business.

4.12 Disclosure. No representation or warranty made herein by Company, nor in any transaction documents furnished or to be furnished to Lincare pursuant to this Agreement, contains or will contain any untrue statement of fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. To the extent the Company fails to disclose any information which creates a liability attached to the Assets or to the Business or Lincare which Lincare did not expressly accept, that liability shall remain the responsibility of the Company, and if Lincare deems it necessary or appropriate to make payment of any such liability it shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to make such payment on behalf of the Company without assuming any liability therefore, and to deduct such amount from its payment obligations under the Agreement in accordance with Section 7.2 hereof.

4.13 Billings and Collection. In acknowledgement of the fact that third party payors are billed in advance for the rental of equipment and services, and therefore, a portion of the pre Closing revenues will include revenues attributable to the rental of equipment and related services provided by Lincare on or after the Closing Date, Company represents that the Company has not billed for any equipment, products, supplies or services provided by the Company to any Customers of Company on and after the Closing Date, it being agreed that the right to all such billings on and after the Closing Date shall be included in the Assets purchased by Lincare and shall be for the sole benefit of Lincare. The billings of the Business were prepared and submitted with all the complete and correct forms, documents, test results (which were performed by a provider qualified to bill Medicare for the test, i.e. a Part A provider, a laboratory, an independent diagnostic testing facility or a physician) and other information necessary to receive payment for such bills and were prepared and submitted in conformity with all applicable laws, rules, regulations codes and guidelines of federal, state and local health care programs and in conformity with the requirements of each third party payor.

4.14 Filings. In respect of the Business, after Closing Company shall discontinue use of, and deactivate, all of its Medicare, Medicaid and other public or private insurance provider numbers upon the conclusion of its collections and/or write-offs of its accounts receivable.

4.15 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by Company in or pursuant to this Agreement or in any writing, certificate, schedule, exhibit, statement, list, report, instrument, or other document furnished or delivered to Lincare in connection with, or in contemplation of, this Agreement, or the purchase and sale of the Assets shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date which shall be at and as of such date, and shall survive the execution, delivery and performance of this Agreement and the Closing; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5 (a)-(f), (i), and (k)-(m), 4.6, 4.9, 4.10 and 4.11 of this Agreement shall survive only for a period of five (5) years after the Closing Date (the “Survival Period”), and the remaining representations and warranties (the “Remaining Representations”) shall survive until the expiration of all applicable statutes of limitation, subject to any tolling thereof, provided that any matter as to which a claim has been asserted with respect to any such Remaining Representations by Lincare’s notice to Company that is pending or unresolved at the end of any applicable limitation period shall remain subject to Company’s representations, warranties to and indemnification of Lincare, notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to any such pending or unresolved claim) until such claim is finally terminated or resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder in respect thereof are finally determined and paid. Notwithstanding the above, in no event shall the duration of any of the Remaining Representations of Company be limited for a shorter period of time than the Survival Period. The representations in Section 4.12 as they relate to representations in other Sections shall survive to the extent set forth above for such other Sections.

Article 5 - REPRESENTATIONS AND WARRANTIES OF LINCARE

The representations and warranties of Lincare set forth this Article shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties which speak as to an earlier date, which shall be at and as of such date. Lincare represents, warrants and covenants as follows:

5.1 Organization, Standing and Qualification. Lincare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate powers, governmental qualifications and authorizations necessary to own its assets and to operate its business in each jurisdiction in which such assets are now owned and such business is now operated by it.

5.2 Legal Power and Authority To Enter Transaction. Lincare has the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform its obligations hereunder and the Transaction. The execution, delivery and performance of this Agreement and the Transaction have been duly authorized by Lincare’s Board of Directors, a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Lincare, has been delivered to Company. This Agreement constitutes the valid and binding obligation of Lincare and is enforceable in accordance with its terms.

5.3 Survival of Representations and Warranties. All representations and warranties made by Lincare in or pursuant to this Agreement shall survive the execution, delivery and performance of this Agreement and the Closing; provided, however, that the representations and warranties contained in Article 5 of this Agreement shall survive only for a period of five (5) years after the Closing Date, provided, that any matter as to which a claim has been asserted with respect to such representations and warranties by Company’s notice to Lincare that is pending or unresolved at the end of said limitation period shall remain subject to Lincare’s representations, warranties to and indemnification of Company, notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Article 6 - CLOSING

6.1 Access to Information prior to Closing. Company shall afford to Lincare access to Company’s information relating to the Business for purposes of Lincare’s due diligence review of Company’s Business as set forth in that certain letter of intent executed by Lincare and Company and dated May 24, 2006 (the “LOI”).

6.2 Date, Time and Place. The closing under this Agreement (herein referred to as the “Closing”) shall take place via telecopy on the second business day after the conditions set forth in Section 6.3 hereof shall have been satisfied or waived or at such other time and date as shall be fixed by agreement by the parties hereto (said date shall herein be referred to as the “Closing Date”) with the original counterparts to be exchanged by the parties via overnight delivery service for delivery on the next business day following the Closing Date. All transactions at the Closing shall be deemed to have taken place simultaneously at 12:01 a.m. (EST) on the Closing Date, and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

6.3 Conditions precedent to the obligations of Lincare’s and Company’s consummation of the Transaction.

(a) The respective obligations of each party to consummate the Transaction shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(i) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any federal or state court or administrative agency that prohibits, restrains, enjoins, or restricts the consummation of the Transaction that has not been withdrawn or terminated; and

(ii) no claim, action, suit, arbitration, inquiry, proceeding or investigation shall have been commenced by or before any federal, state, or local governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against Lincare or Company, seeking to restrain or seeking materially and adversely to alter the Transaction.

(b) The obligation of Company to consummate the Transaction shall be subject to the satisfaction at or prior to the Closing Date of the conditions set forth in Section 6.6(b) hereof and of the following additional conditions: the representations and warranties of Lincare set forth in Article 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties which speak as to an earlier date, which shall be true and correct at and as of such date.

(c) The obligation of Lincare to consummate the Transaction shall be subject to the satisfaction at or prior to the Closing Date of the conditions set forth in Section 6.5 hereof and of the following additional conditions:

(i) Lincare’s completion of its due diligence review of Company’s Business as set forth in the LOI;

(ii) Company shall have performed its obligations under the Agreement required to be performed by it at or prior to the Closing Date; and

(iii) the representations and warranties of Company set forth in Article 4 hereof shall be true and correct as of the date of this Agreement and true and correct as of the Closing Date as if made at and as of such dates, except with respect to representations and warranties which speak as to an earlier date, which shall be true and correct at and as of such date.

6.4 Termination.

(a) This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date as stated below:

(i) by mutual consent of Company and Lincare; or

(ii) by either of Company or Lincare if a governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii) if the closing of the Transaction shall not have occurred on or before September 30, 2006, unless the parties mutually agree to extend the time period; or

(iv) by Lincare if,

(1) during or upon the completion of Lincare’s due diligence, Lincare determines based upon Lincare’s findings in due diligence that Lincare does not intend to consummate the Transaction. Such findings in due diligence may be based upon, without limitation, Company’s representations and warranties set forth in the Agreement being or becoming inaccurate or untrue or Company’s revised exhibits and schedules to the Agreement being unsatisfactory to Lincare in its sole discretion; or

(2) prior to the closing of the Contemplated Transaction, Company has failed or is unable to deliver to Lincare the necessary business components or assets to operate the Business as contemplated by Lincare, including but not limited to contracts of the Business, employment agreements, or covenant agreements; or

(3) Lincare otherwise determines for reasons other than with respect to Section 6.4(a)(iv)(1) and (2) not to close the Transaction; or

(v) by Company if,

(1) any of Lincare’s representations or warranties contained in the Agreement are or shall have become inaccurate or untrue; or

(2) subsequent to the execution of the Agreement and prior to the Closing Date, Lincare reduces the Purchase Price for any reason other than as a result of Lincare’s findings as set forth in Section 6.4(a)(iv)(1) or Company’s failure or inability as set forth in Section 6.4(a)(iv)(2).

(b) In the event of termination of this Agreement, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate and the Transaction shall be thereby deemed abandoned, without further action by any of the parties hereto, except that if such termination is based upon the occurrence of the event set forth in Section 6.4(a)(iii) hereof, such termination shall not require the delivery of notice by either party. If this Agreement is terminated, no party hereto shall have any liability or further obligation to the other party to this Agreement resulting from such termination, only except that the binding provisions of the LOI shall remain in full force and effect and only except as set forth in the following sentence. In the event Lincare terminates the Agreement only for reasons as contemplated in Sections 6.4(a)(iv)(3) hereof or if Company terminates the Agreement only for the reason specified in Section 6.4(a)(v)(2), Lincare shall be liable to the Company in the amount of Two Million Four Hundred Thousand and no/100 Dollars ($2,400,000.00).

6.5 Obligations of Company. At the Closing, Company shall deliver or have delivered to Lincare the following:

(a) lease assignments, assumption agreements and estoppel certificates, in form and substance reasonably satisfactory to Lincare, sufficient to transfer to Lincare all of Company’s rights with respect to the premises leased or rented by Company at the locations listed on Schedule 4.5(a) hereto which are not identified as Excluded Assets;

(b) bills of sale, in form and substance reasonably satisfactory to Lincare, sufficient to convey to Lincare good and marketable title to the Assets;

(c) a certificate of title and a bill of sale for each automobile, truck or other vehicle included in the Assets, in the form required by the applicable statutes, laws, rules and regulations of the state of registration;

(d) an incumbency certificate, dated as of the Closing Date and executed by the Secretary of Company certifying the identity and signature of the officers executing any documents required by or relating to this Agreement;

(e) a copy of all corporate resolutions necessary to authorize the execution, delivery and performance of this Agreement by Company and copies of Company’s Certificate of Incorporation, as amended, and Certificate of Good Standing, each certified by the Secretary of the state of Company’s incorporation, and the By-Laws of Company, as amended, certified by the Secretary of Company;

(f) except as otherwise expressly set forth herein, all required consents of third parties to the sale, conveyance, transfer, assignment and delivery of the Assets of the Business to Lincare by virtue of its purchase of the Assets (or an agreement that such consents shall be obtained within 30 days of the Closing Date);

(g) any other consents, waivers, instruments or documents as may be reasonably requested by Lincare, including without limitation employment agreements executed by certain Company employees required by Lincare to be employed with Lincare contemporaneously with the effective date of this Agreement;

(h) Uniform Commercial Code termination statements, lease termination statements, releases and any other documents necessary to evidence that each of the Assets is being sold, conveyed, transferred, assigned and delivered to Lincare free and clear of any Encumbrances;

(i) a document authorizing Lincare to endorse the name of Company on any checks, drafts, notes or instruments acquired by Lincare as part of the Assets which are received by Company or by Lincare after the Closing Date for dates of service occurring after the Closing Date in connection with Lincare’s purchase of the Assets pursuant to this Agreement, provided further, Lincare acknowledges and agrees, to the extent any of the foregoing negotiable instruments include monies relating to Company’s nursing or PPEC business (“Non Business Monies”), Lincare shall forward such Non Business Monies as soon as practicable.

(j) completed and executed CMS Form 855S, to be filed by Lincare, for purposes of deactivating all of Company’s Medicare billing numbers with respect to the Business (Company shall deliver all such Forms to Lincare within ten (10) business days after the Closing Date).

(k) an executed sublease agreement in substantially the form attached hereto as Exhibit 6.5(k) for approximately 16000 square feet of the Company’s facility located at 310 Technology Parkway, Norcross, Georgia 30092-2929 for a term of one year from the Closing Date, with two (2) options to extend for a period of three (3) years each, at an annual rental rate of One Hundred Sixty Five Thousand Dollars ($165,000.00) (the “Facilities Lease”);

(l) updated exhibits and schedules to the Agreement, if any, which shall have been delivered prior to the Closing;

(m) a deed to that certain parcel described in Section 1.1(a)(xi) hereof, subject to an inspection of said parcel; and

(n) an executed Collection Agreement in the form attached hereto as Exhibit 14 hereof.

6.6 Obligations of Lincare. At the Closing, Lincare shall deliver to Company the following:

(a) payment of all amounts required to be paid by Lincare to Company at the Closing pursuant to the provisions of Section 3.1 hereof;

(b) a copy of all corporate resolutions of Lincare necessary to authorize the execution, delivery and performance of this Agreement by Lincare, certified by the Secretary of Lincare;

(c) an executed Facilities Lease; and

(d) an executed Collection Agreement in the form attached hereto as Exhibit 14 hereof.

6.7 Risk of Loss. Until the Closing, any loss of, or damage to, the Assets or Business from fire, casualty, or any other occurrence shall be the sole responsibility of Company.

6.8 Cooperation After the Closing.

(a) Promptly after the Closing, Company shall put Lincare into full possession and enjoyment of the Assets.

(b) Lincare and Company will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

(c) Company shall be responsible for all income, franchise, sales, use, property, employment (including social security payments), payroll or other tax liabilities, including, without limitation, any interest and penalties thereon, which are attributable to operation or ownership of Company or the Assets or the operation of the Business for periods prior to the Closing Date. Lincare shall be responsible for any such taxes attributable to its ownership of the Assets or the operation of the Business for periods following the Closing Date. Any such taxes requiring apportionment (because Company has paid such liabilities attributable to a period subsequent to the Closing Date or Lincare will pay such taxes attributable to a period prior to the Closing Date) shall be pro-rated on the basis of the fiscal year covered by such taxes, or otherwise on a mutually acceptable equitable basis. If either party shall have paid any taxes for which the other party is responsible as aforesaid, appropriate adjustments will be made by the parties at or as promptly as practicable after the Closing Date. Notwithstanding anything in the foregoing to the contrary, if Lincare will or deems it necessary or appropriate to pay taxes for which Company is responsible, Lincare shall have the right to deduct any amount paid or to be paid by Lincare from the installment payments of the Purchase Price in accordance with Section 7.2 hereof.

(d) It is acknowledged that Lincare has waived compliance by Company with the provisions of any bulk sales or transfer law of any state that is or may be applicable to the transactions contemplated hereby and Company agrees to indemnify Lincare with respect to such waiver and non-compliance in accordance with the provisions of Article 7 hereof in accordance with Section 7.2 hereof.

(e) Company shall use its best efforts to obtain all consents of third parties and to make all filings with and give all notices to third parties and to do any and all other acts and things which may be necessary or reasonably required in order to transfer to Lincare all of the Assets, free and clear of any Encumbrances, and to effect fully the transactions contemplated by this Agreement. In case any Assets or rights have not at the Closing been transferred effectively, or are subject to any Encumbrance, Company shall use its best efforts to cooperate with Lincare in any lawful arrangement to provide that Lincare shall receive the benefit of Company’s interest in any of such Assets and rights.

(f) Company agrees that, after the Closing, it shall provide reasonable cooperation and assistance to Lincare, with respect to any matters, disputes, suits or claims by or against any person not a party to this Agreement.

(g) If, within one (1) year after the Closing Date, Lincare determines it is reasonably necessary to have an audit performed of any or all of the Financial Statements, Company agrees to use reasonable efforts to cooperate with Lincare and to provide Lincare with all reasonable assistance required to prepare such audited financial statements, including, without limitation, the following: (i) providing Lincare and its representatives with all necessary information, data, documents and records relating to the Business for the time periods covered by the Financial Statements; and (ii) delivery of representation letters by Company, and Company’s legal counsel, to Lincare or its auditors. If requested by Lincare, Company shall use its reasonable best efforts to cause the Company’s accountants, auditors and legal counsel to cooperate with and to assist Lincare and its representatives in the preparation of any such audited financial statements, it being expressly agreed and understood that Lincare shall be solely responsible for the reasonable fees and expenses of the Company’s external accountants, auditors and legal counsel and internal staff members in rendering such assistance and cooperation to Lincare and its representatives.

(h) Except for the Encumbered Cylinders, it is understood and agreed by the parties that on the Closing Date, Company shall cause to be delivered to Lincare title to all high pressure cylinders owned, leased, rented, used or otherwise possessed by Company, free and clear of all Encumbrances (including, but not limited to, any lease or rental obligations). Notwithstanding the above, the parties agree that those tanks listed on Schedule 6.8(h) (“Large Tanks”) do not need to be delivered free and clear of Encumbrances. The parties understand and agree that M tanks shall not be deemed hereby to be Large Tanks. Lincare agrees to assume responsibility for the lease/rental of such Large Tanks, but only for the number of Large Tanks, which is the lesser of (i) the number of tanks disclosed on Schedule 6.8(h) or (ii) the actual number of Large Tanks in use by the Business on and after Closing. Lincare will assume no responsibility for any discrepancy between the number of Large Tanks claimed to be on rental by the vendor and the number of Large Tanks claimed to be on rental by Company, nor be responsible for any charges associated with such a discrepancy (either rental or buyout of such tanks). Lincare assumes responsibility only for the number of Large Tanks actually in use by the Business at the time of Closing.

Company agrees that the Encumbered Cylinders shall be free and clear of Encumbrances no later than October 1, 2006. Subject to the foregoing sentence, after the Closing, Lincare shall reasonably cooperate with Company in Company’s efforts to deliver the Encumbered Cylinders free and clear of Encumbrances, such cooperation including aiding Company in replacing cylinders as appropriate and communicating with Lincare cylinder vendors as appropriate. Notwithstanding anything in this Section 6.4(h) to the contrary, the parties understand and agree that the Company is solely liable for delivering the Encumbered Cylinders free and clear of Encumbrances and that Lincare shall have no liability in respect of any claim by a cylinder vendor or lessor relating to the purchase of cylinders, rental charges associated with cylinders, shortfall of cylinders, or otherwise. To the extent that there is a shortfall in the number of cylinders rented or leased by Company, such shortfall shall not be setoff against any cylinders owned by Company.

(i) If it is impracticable for Company to provide to Lincare at the Closing all of the Uniform Commercial Code termination statements, lease termination statements, releases and other documents necessary to evidence delivery to Lincare of title to the Assets free and clear of any Encumbrances, Company shall deliver all such statements, releases and documents to Lincare no later than thirty (30) business days after the Closing.

(j) Notwithstanding anything to the contrary in this Agreement, the following prorations relating to the Assets will be made as soon as practicable after the Closing Date, with Company liable to the extent such items relate to any time period prior to the Closing Date with Lincare liable to the extent such items relate to periods from and after the Closing Date: (i) ad valorem, personal property, real estate, occupancy and other similar taxes, if any, on or with respect to the Assets; (ii) the amount of charges for rent, water, telephone, electricity and other utilities; and, (iii) other similar items. The net amount of all such prorations will be settled and paid as soon as practicable after the Closing Date. The parties hereto understand and agree that amounts owed by Company shall be considered an Excluded Liability of Company and amounts owed by Lincare shall be considered an Accepted Liability of Lincare.

(k) If, after the Closing Date, Company requests access to Company records transferred to Lincare relating to periods prior to the Closing Date in connection with: (i) any examination or audit of Company by any taxing or other governmental authority relating to periods prior to the Closing Date; (ii) any tax filings of Company relating to periods prior to the Closing Date; (iii) defending any third party claims, whether such claims are the subject of indemnification pursuant to the provisions of this Agreement or otherwise; (iv) any audit or investigation by Medicare, Medicaid or any other third party payor relating to services, equipment, products or supplies provided by Company prior to the Closing Date; or (v) pursuant to any other lawful order of any court or other governmental agency; then Lincare agrees to provide Company or its authorized agents with reasonable and prompt access to such records at the location and in the form which such records are maintained at the date of any such request. Upon Company’s request and at its sole expense, Lincare shall provide copies of any such records to Company or its authorized agents. Lincare agrees to maintain such Company records for all applicable statutes of limitations time periods, including particularly such statutes of limitations relating to the health care records of minors.

(l) with respect to the Shared Locations, the parties hereto agree that the party agreeing to vacate any such Shared Location pursuant to Schedule 4.5(a) shall be allowed to utilize such location for a period not to exceed one hundred twenty (120) days after the Closing Date for a transition period.

Article 7 – REMEDIES

7.1 Indemnification.

(a) Indirect Action.

(i) Company shall defend, indemnify and hold Lincare harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys’ fees (singly the “Claim” and collectively the “Claims”) Lincare may incur from a third party, which arise or result from or relate to: (1) Company’s breach of, or failure to perform, any of their respective representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement; (2) Lincare’s being required to assume or discharge any of the Excluded Liabilities or Company’s operation of the Business prior to the Closing; or (3) Lincare’s being required to assume or discharge by operation of law any debt, liability or obligation of Company, including, but not limited to, any liability or obligation arising under any federal, state or local bulk sales, bulk transfer or fraudulent conveyance law.

(ii) Lincare shall defend, indemnify and hold Company harmless from, against, and in respect of, any and all Claims Company may incur from a third party, which arise or result from or relate to: (1) Lincare’s breach of, or its failure to perform, any of its representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement); or (2) Company’s being required to assume or discharge any of the Accepted Liabilities or Lincare’s operation of the Business from and after the Closing.

(iii) With respect to any Claim brought by a third party which may give rise to indemnification under Sections 7.1(a)(i) or (ii) of this Agreement from an indemnitor (“Indemnitor”) to an indemnified party (“Indemnified Party”), the following procedure shall be followed:

(1) Promptly after the assertion of any Claim by a third party, the Indemnified Party shall notify the Indemnitor in writing of such Claim. The notice shall specify the facts then known to the Indemnified Party relating to the Claim and the amount or estimated amount of the liability claimed by such third party. Promptly after receipt of the written notice, the Indemnitor shall advise the Indemnified Party whether the Indemnitor intends to contest such Claim. Indemnitor and Indemnified Party agree that Indemnitor shall have the right to submit claims properly covered by liability insurance to the appropriate carrier of such insurance, and both parties agree to cooperate in such effort. Subject to Section 7.1(a)(iii)(2), if Lincare is the Indemnified Party, Lincare shall have the right to deduct the amount of the Claim plus reasonable attorneys’ fees, and costs pursuant to Section 7.2 hereof.

(2) Indemnitor shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, contest, settle or otherwise protect against any Claim or action which may give rise to a Claim with legal counsel of its own selection; provided, however, Indemnitor shall not agree or consent to any judgment or settlement that imposes injunctive or equitable relief against the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims and counterclaims it may have. Each party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the other party in its defense of any Claim. In the event the Indemnified Party shall, before notice is given to the Indemnitor, make any settlement with respect to any Claim, the Indemnitor shall not be bound to such settlement and shall not be bound to indemnify for any costs, damages, expenses or other liabilities resulting from such Claim. Once notice is given to the Indemnitor, and if the Indemnitor fails timely to accept defense of the Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims to otherwise protect against the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnitor including, without limitation, reasonable legal expenses, disbursements and all amounts paid as a result of such matter.

(b) Direct Action.

(i) Company shall be liable to Lincare directly for: (1) any breach of, or failure to perform by Company of any of their respective representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement; (2) Lincare’s being required to assume or discharge any of the Excluded Liabilities; or (3) Lincare’s being required to assume or discharge by operation of law any debt, liability or obligation of Company, including, but not limited to, any liability or obligation arising under any federal, state or local bulk sales, bulk transfer or fraudulent conveyance law.

(ii) Lincare shall be liable to Company directly for any: (1) breach of, or its failure to perform, any of its representations, warranties, covenants, obligations, liabilities, commitments or agreements under this Agreement (including, without limitation, any misrepresentation in, or omission from, any statement, certificate, writing, list, instrument or report or other document furnished or to be furnished pursuant to this Agreement); or (2) Company’s being required to assume or discharge any of the Accepted Liabilities.

(iii) With respect to any Claim which may give rise to indemnification under Sections 7.1(b)(i) or (ii) of this Agreement, the Indemnified Party shall provide reasonable notice to the Indemnitor. If Company is the Indemnitor and does not cure the breach or failure to perform within thirty (30) days, where feasible, of receipt of such notice, then Lincare shall have, in addition to its other rights hereunder, the right to deduct an amount equal to such damages proximately caused by such breach or failure pursuant to Section 7.2 hereof.

7.2 Lincare’s Right to Setoff. Without limiting any other rights and remedies to which Lincare may be entitled in this Agreement, or at law or in equity, Lincare shall have the right to deduct from its payment obligations under this Agreement, the amount of any Claim which Lincare has against Company pursuant to Sections 7.1 (a)(i) and 7.1(b)(i), or any other payment made by Lincare as provided for in this Agreement, subject to the requirements and limitations of Article 13 herein. If Company either satisfies or otherwise successfully contests such Claim, Lincare agrees that it shall promptly reverse such deduction or pay Company the amount of such deduction.

7.3 Cumulative Remedies. In no event shall the provisions of this Article 7 restrict or impair in any respect the rights or remedies otherwise available to the parties hereto at law or in equity, which rights and remedies shall be cumulative and in addition to any other available remedies.

7.4 Limitation of Liability. Except with respect to Excluded Liabilities for which there shall be no limitation, the liability of the Company with respect to this Agreement and the transactions contemplated hereby shall be limited in the aggregate to the sum of Thirty Five Million and no/100 Dollars ($35,000,000.00).

Article 8 - CONFIDENTIALITY

8.1 Proprietary and Confidential Information. Company covenants and agrees on behalf of itself and each of its respective parents, subsidiaries and affiliates that from and after the Closing, no such person or entity shall, directly or indirectly, use or disclose to any third party any of the proprietary or confidential information of Company, except when, after, and only to the extent that: (a) such proprietary or confidential information is or becomes generally available to the public through no fault of Company or any of its parents, subsidiaries and affiliates; (b) such information is required by Company in connection with any tax returns heretofore or hereafter filed; or (c) disclosure of such information is required by court order or applicable law. As used herein, the term “proprietary and confidential information” of Company shall include all information of or relating to the Assets and the Business (including, but not limited to, present or prospective market, sales, product, customer and referral source information; prices and pricing structure; contractual arrangements including without limitation this Agreement, its exhibits and schedules, and any ancillary agreements to this transaction; operating information, policies, procedures and practices; financial information; product and process knowledge; cost and supplier information; personnel data; and any strategy or plans related to any of the foregoing) which has not been generally available or disclosed to the public by Lincare. Notwithstanding anything in this paragraph to the contrary and without limitation under this Agreement, the disclosure of the tax treatment and tax structure of this transaction shall not be barred from disclosure.

8.2 No Solicitation.

(a) From and after the Closing, Company shall not for a period of three (3) years from the Closing Date:

(i) directly or indirectly, hire, offer to hire, or entice away, or in any other manner persuade or attempt to persuade, any officer or employee of Lincare (including, but not limited to, any former officer or employee of the Business who was employed by the Business within the last 24 months), or in any other manner persuade or attempt to persuade, any officer or employee of Lincare (including, but not limited to, any former officer or employee of the Business who was employed by the Business within 24 months of the Closing Date) to discontinue his or her employment with Lincare. It is understood and agreed that the prohibitions contained in this Section 8.2(a)(i) shall apply to all current and future officers and employees of Lincare (including, but not limited to, any former officer or employee of the Business employed by the Business 24 months of the Closing Date), whether or not any such person is then currently an officer or employee of Lincare or whether any such prohibited activity is in connection with employment or an offer of employment within or outside the Territory. Notwithstanding anything to the contrary in this Section 8.2(a)(i), Company shall have the right to hire an employee or engage as an independent contractor any employee of the Business to whom Lincare, in its sole discretion, does not extend an offer of employment; or

(ii) directly or indirectly solicit, divert or take away, or attempt to solicit, divert or take away any business or customers of the Business Company had enjoyed or solicited in the Territory prior to the date hereof.

(b) It is expressly understood and agreed by the parties hereto that it shall be a breach hereof for Company to assist in any way any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which is prohibited by this Section 8.2.

Article 9 - COVENANT NOT TO COMPETE.

9.1 Covenant.

(a) In consideration of the purchase by Lincare of the Assets and the Business pursuant to the terms and conditions of this Agreement, and for other good and valuable consideration, Company, any parents of Company, and any subsidiaries of Company (hereinafter referred to individually as a “Covenantor” and collectively as the “Covenantors”) hereby represent, warrant, covenant and agree, jointly and severally, that, commencing on the Closing Date continuing for a period of five (5) years thereafter, no Covenantor will, directly or indirectly, engage in the Business within the Territory (hereafter the “Covenant Not to Compete”).

(b) Without limiting the generality of the provisions of Section 9.1(a) hereof, this Covenant Not to Compete shall be construed so that Covenantors shall also be in breach hereof if any of them is an employee, officer, director, shareholder, investor, trustee, agent, principal or partner of, or a consultant or advisor to or for, or a subcontractor or manager for, a person, firm, corporation, partnership, joint venture, association, trust or other entity which is engaged in such business in the Territory, or if any of them receives any compensation or remuneration from or owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or assets of any such person, firm, corporation, partnership, joint venture, association, trust or other entity engaged in such business in the Territory. Notwithstanding anything to the contrary contained in this Section 9.1(b), no Covenantor shall be deemed to be in breach of this Covenant Not to Compete solely by reason of owning an interest of less than one percent (1%) of the shares of any company traded on a national securities exchange or in the over the counter market.

(c) It is expressly understood and agreed by Covenantors that it shall be a breach of this Covenant Not to Compete for a Covenantor to assist in any way any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which a Covenantor is prohibited from engaging in by this Covenant Not to Compete.

(d) The parties acknowledge that it is foreseeable that Company and/or Covenantor will acquire in the future one or more entities or businesses that are primarily engaged in the business of home-care nursing or private duty nursing services and that, in certain instances, such entities or businesses may secondarily provide services comparable to the Business. In the event that Covenantor acquires an entity that is engaged in the Business, (i) Covenantor shall promptly notify Lincare of such event and (ii) Covenantor shall not be in breach of Section 9.1(a) hereof by reason of such acquired entity operating such Business if the revenue of the acquired entity from such Business, at the time of such acquisition, is less than thirty percent (30%) of the total revenue of the acquired entity for the twelve (12)-month period preceding the acquisition (the “Revenue Threshold”); provided, however, that if the revenue of the acquired entity from such Business, at the time of such acquisition, is less than the Revenue Threshold, then Covenantor shall proceed with the process set forth as follows: the Covenantor shall have ninety (90) days from the date of acquisition to dispose of or cease operating, directly or indirectly in any manner whatsoever, the Business of the acquired entity. Pending Covenantor’s obligation to dispose of or cease operating the Business of the acquired entity, the Covenantor, including the acquired entity, shall operate such Business separately from any of the other businesses of the Covenantor and shall not use or otherwise deploy, directly or indirectly, any of the Covenantor’s rights, assets, resources, data, know how, trade secrets or information, including, without limitation (i) any trade names or trademarks of the Covenantor, (ii) any locations of the Covenantor, (iii) any employees of the Covenantor, other than customary overhead services, including but not limited to, quality management, human resources, legal, employee benefits, finance, risk management and accounting, (iv) customer, referral or patient lists, and (v) without any increased budgets or expenditures for marketing, sales, or development activities.

9.2 Remedies. Covenantors agree that the remedy at law for any breach of obligation under this Covenant Not to Compete will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Lincare shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys’ fees and other expenses incurred in connection with the enforcement hereof. It is the intention of Covenantors and Lincare that this Covenant Not to Compete be fully enforceable in accordance with its terms and that the provisions hereof be interpreted so as to be enforceable to the maximum extent permitted by applicable law. To the extent that any obligation to refrain from competing within an area for a period of time as provided in this Covenant Not to Compete is held invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void ab initio. The remaining obligations imposed by the provisions of this Covenant Not to Compete shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein and shall be construed, to the extent possible, such that the purpose of this Covenant Not to Compete, as intended by Covenantors and Lincare, can be achieved in a lawful manner. If any portion of this Covenant Not to Compete is held to be invalid or unenforceable, then Lincare shall have, in addition to its other rights hereunder (including its right to indemnification pursuant to Article 7), the right to seek repayment from the Company or deduct from its payment obligations under this Agreement, in accordance with Section 7.2 hereof, the reasonable value of the Covenant Not to Compete as of the date it is held unenforceable or invalid.

9.3 Condition Precedent. Covenantors acknowledge and agree that their representations, warranties, covenants, agreements, commitments and obligations contained in this Covenant Not to Compete are an inducement for, and a condition precedent to, Lincare’s entering into this Asset Purchase Agreement and that Lincare is specifically relying on such representations, warranties, covenants, agreements, commitments and obligations of Covenantors in entering into and performing its obligations under this Agreement.

Article 10 - EXPENSES; TAXES

10.1 Expenses. Each of the parties hereto shall bear the fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and the Transaction.

10.2 Taxes. Lincare and Company shall share equally the amount of all taxes, excises and other governmental charges and/or fees payable in connection with the sale, conveyance, transfer, assignment and delivery of the Assets hereunder (including, without limitation, all sales, use, transfer, filing or recording taxes or fees). Company shall be responsible for the costs of obtaining all notices and consents and for the preparation of all necessary assignments in connection with the sale, conveyance, transfer, assignment, and delivery of the Assets to Lincare hereunder.

Article 11 – BROKERS’ FEES AND COMMISSIONS

Except for Raymond James & Associates, Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between Lincare and Company without the intervention or assistance of any party not a party to this Agreement (other than to provide accounting or legal counsel). Except for Raymond James & Associates, Inc., no party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee, finder’s fee, expenses or other compensation relative to this Agreement or the transactions contemplated hereby (other than for accounting and legal services). Each party shall indemnify, defend and hold the other parties hereto harmless from, against and in respect of all claims for commission, brokerage fee, finder’s fee, expenses or other compensation claimed by or through such party.

Article 12 - GOVERNING LAW

The interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to its conflicts of law provisions. Each party hereby agrees that any claims, demands, lawsuits, proceedings and controversies arising from or relating to this Agreement may be brought and heard in federal or state courts of general jurisdiction located in the State of Florida, and each party hereby consents to the subject matter and personal jurisdiction of such courts in respect thereof, though such action may also be brought in any federal or state court where jurisdiction is otherwise proper. In addition, if a Claim is brought by a third party and a claim for indemnification becomes necessary, such claim shall be brought in the court where the original Claim by the third party was filed and each party hereby consents to the subject matter and personal jurisdiction of such courts, provided jurisdiction is proper in the jurisdiction where the original Claim was brought. The laws of the State of Florida shall govern all questions concerning the construction, validity and interpretation of this Agreement and performance of the obligations hereunder.

Article 13 - NOTICES

Each party hereby agrees to notify promptly the other party of any liabilities, claims, misrepresentations, breaches or other matters subject to this Agreement upon discovery or receipt of notice thereof (other than from the other party). Lincare further agrees that it shall use reasonable efforts to provide such notice at least thirty (30) days, where feasible, prior to any deductions from its purchase price payment obligations specified in Sections 3.1(b) and 3.1(c) in order to allow Company to cure or contest the underlying matter within such thirty-day period; however, Company agrees that the failure by Lincare to provide such notice shall not relieve Company of any of its obligations pursuant to this Agreement.

All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or on the date of receipt if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed to any such party at the address listed for such party in this Article 13. Any party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the other parties in the manner prescribed herein. Notices hereunder shall be sent to the following:

To Company:	Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092-2929
Attention: James M. McNeill

To Lincare:	Lincare Inc.
19387 U.S. 19 North
Clearwater, FL 33764
Attention: Legal Department

Article 14 - COLLECTION OF GOVERNMENT PATIENT RECEIVABLES. Company hereby appoints Lincare, and Lincare hereby agrees to act, as Company’s collection agent with respect to the Government Patient Receivables relating to the rendering of services, equipment and supplies by Company to customers on or before the Closing Date. Company hereby assigns all such amounts received by Lincare, as collection agent, to Lincare in full satisfaction of Company’s obligation to transfer to Lincare an amount equal to the value of Company’s Government Patient Receivables. All Receivables shall be collected pursuant to the terms and conditions of that certain Collection Services Agreement between Company and Lincare effective as of the Closing Date (the “Collection Agreement”), a copy of which is attached hereto as Exhibit 14 and incorporated by reference.

Article 15 – GUARANTEE RELATING TO RECEIVABLES.

15.1 The Minimum Collection Amount. Based on Company’s guarantee contained in Section 4.5(d), in the event that Lincare does not collect an amount equal to at least eighty percent (80%) of Company’s Receivables that are true and correct as of the Closing Date (the “Minimum Collection Amount”) during the Collection Period (as defined in Section 15.2 below), Lincare shall, in addition to its other rights hereunder, have the right to deduct from its post-closing payment obligations under this Agreement the amount by which the Minimum Collection Amount exceeds the amount of Receivables collected by Lincare during the Collection Period (such excess, if any, hereinafter referred to as the “Shortfall”). The parties understand and agree that in no event shall the total of the Receivables that are true and correct as of the Closing Date be less than Ten Million Eight Hundred Thousand and no/100 Dollars ($10,800,000.00). To the extent that Lincare’s then remaining post-closing payment obligations under this Agreement are not sufficient to offset any such Shortfall, Company agrees to pay to Lincare the balance of such Shortfall within ten (10) business days after Lincare’s demand therefor. In determining the amount of the Shortfall, Lincare will give the Company credit for those amounts received on the Receivables for a period beginning at the end of the Collection Period and continuing through the end of the ninth month after the Closing Date.

15.2 The Collection Period. The “Collection Period” shall be defined as the period beginning on the Closing Date and continuing for six (6) months thereafter. During the Collection Period, Lincare shall use reasonable efforts to collect the Receivables; provided, however, that reasonable efforts shall not include initiating legal proceedings to collect such Receivables.

15.3 In the event that Lincare has not collected the Minimum Collection Amount during the Collection Period, and provided that: (i) Lincare has deducted in full the amount of any Shortfall from its obligations under this Agreement; or (ii) the Company has met its obligations to Lincare with respect to paying to Lincare the entire amount of any such Shortfall as set forth in Section 15.1 hereof, then Lincare shall refund to Company that portion of the Shortfall equal to the amount of Receivables collected by Lincare during the three (3) month period following the Collection Period.

Article 16 – EMPLOYEE MATTERS.

16.1 Termination Bonus Plan. Lincare shall maintain a termination bonus plan (the “Termination Plan”) with respect to the Hired Employees (hereinafter defined) for the period beginning on the Closing Date and ending on the ninetieth (90th) day thereafter (the “Termination Period”). All employees of Company who are offered employment by Lincare, who are listed on Schedule 16.1, and who accept such offer of employment and actually perform services for Lincare on or after the Closing Date, shall be known as the “Hired Employees”; provided, however, the parties acknowledge and agree that, notwithstanding any hiring status designation on Schedule 16.1 or anything else to the contrary in this Section 16.1, the Company’s Regional Vice Presidents and Location Directors and those individuals set forth in Schedule 16.3 shall not be considered Hired Employees for purposes of the Termination Plan contemplated by this Section 16.1 and, as such, such Regional Vice Presidents and Location Directors shall not be entitled to participate in such Termination Plan. Lincare further acknowledges and agrees that, no later than three (3) days prior to the Closing Date, it shall provide Company with an updated Schedule 16.1, which shall clearly identify those employees to whom Lincare intends to offer employment. The Termination Plan shall provide a termination bonus for each Hired Employee identified on Schedule 16.1 whose employment with Lincare or its affiliates is terminated (other than as a result of a termination for cause by Lincare or as a result of an employee’s voluntary termination of employment) during the Termination Period. Payments under the Termination Plan shall be in the amounts provided on Schedule 16.1 (less customary deductions and withholds) which have been calculated using the payment calculation formula set forth on Schedule 16.1. Payments under the Termination Plan shall be conditioned upon the execution by the Hired Employee of a general release of claims in a form determined by Lincare. The Company hereby agrees to reimburse Lincare for payments made by Lincare and its affiliates under the Termination Plan (including any deductions and withholds). No later than twenty (20) days after each calendar month after the Closing Date during the Termination Period, Lincare shall provide the Company written notice of the termination of Hired Employees whose employment terminated during such calendar month (other than as a result of the Hired Employee’s voluntary termination of employment) (the “Termination Notices”). The Termination Notices shall include the aggregate amount of termination payments under the Termination Plan to the Hired Employees whose employment terminated during such calendar month. The Company covenants and agrees that, within five (5) business days of its receipt of each of the Termination Notices, it shall make a cash payment by wire transfer of immediately available funds to such account as Lincare shall designate in the Termination Notices in the amount of the termination payments set forth in the Termination Notices. No amounts shall be payable under the Termination Plan to any Hired Employee whose employment terminates after the end of the Termination Period. The Company and Lincare each acknowledge and agree that Lincare’s only responsibilities under this Article 16 are for the administration of the Termination Plan. The Company shall be liable for all amounts paid under the Termination Plan during the Termination Period. In addition to its other rights hereunder (including its right to indemnification pursuant to Article 7 hereof, Lincare shall have the right to deduct any termination payments from Lincare’s payment obligations under this Agreement in accordance with Section 7.2 hereof.

16.2 Employment Agreements with Covenants not to Compete.

(a) As a condition precedent to the Closing, certain individuals identified in Section 16.2(b) hereof shall execute employment agreements, which shall be substantially in the form of Exhibit 16.2, and shall provide among other things an agreement by such individual not to compete with Lincare for a certain period of time as set forth in Section 16.2(b) in exchange for Lincare’s agreement to employ such individual.

(b) For each of the following three (3) individuals, Mr. Jack Mosley, Mr. John Leboeuf, and Mr. Charles Leshinsky, (an “RVP Employee”), the parties hereto understand and agree that each such RVP Employee shall agree not to engage in the Business, within the state or states in which such RVP Employee had management responsibilities within the six

(6)-month period immediately prior to such RVP Employee’s cessation of employment with Lincare or any affiliate, for a period of one (1) year after such RVP Employee leaves the employ of Lincare or any affiliate for any reason. For each of the individuals listed on Schedule 16.2 (a “Location Director”), the parties hereto understand and agree that each such Location Director shall agree not to engage in the Business, within a one hundred fifty (150) mile radius of any Lincare or Company facility in which such Location Director had management responsibilities within the six (6)-month period immediately prior to such Location Director’s cessation of employment with Lincare or any affiliate, for a period of six (6) months after such Location Director leaves the employ of Lincare or any affiliate for any reason.

(c) In addition to employment with Lincare, as additional consideration for the non-competition covenants described in this Section 16.2, Lincare shall pay each RVP Employee and Location Director as more fully described in and subject to the following:

(i) For each RVP Employee whose employment with Lincare or its affiliates continues uninterrupted from the Closing Date until at least the day that is five business days immediately prior to the six (6)-month anniversary of the Closing Date, as additional consideration for the RVP Employee’s agreement not to compete, Lincare shall pay such RVP Employee Fifty Thousand and no/100 Dollars ($50,000.00) (less customary deductions and withholds) on Lincare’s then next regular employee compensation payment date. For each RVP Employee whose employment with Lincare or its affiliates continues uninterrupted from the Closing Date until at least the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, as further additional consideration for the RVP Employee’s agreement not to compete, Lincare shall pay such RVP Employee Fifty Thousand and no/100 Dollars ($50,000.00) (less customary deductions and withholds) on Lincare’s then next regular employee compensation payment date. Notwithstanding anything in the foregoing to the contrary, the parties hereto understand and agree that, if Lincare terminates any such RVP without cause prior to the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, such RVP shall be entitled to receive total monetary consideration of One Hundred Thousand and no/100 Dollars ($100,000.00) (less customary deductions and withholds), less payment already made to such RVP under this Section 16.2(c)(i), if any. The parties hereto understand and agree that Lincare shall not be obligated under this Section 16.2 to pay any RVP Employee total monetary consideration in excess of One Hundred Thousand and no/100 Dollars ($100,000.00) (less customary deductions and withholds).

(ii) For each Location Director whose employment with Lincare or its affiliates continues uninterrupted from the Closing Date until at least the day that is five business days immediately prior to the six (6)-month anniversary of the Closing Date, as additional consideration for the Location Director’s agreement not to compete, Lincare shall pay such Location Director Twenty-Five Thousand and no/100 Dollars ($25,000.00) (less customary deductions and withholds), except as otherwise specified on Schedule 16.2, on Lincare’s then next regular employee compensation payment date. For each Location Director whose employment with Lincare or its affiliates continues uninterrupted from the Closing Date until at least the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, as further additional consideration for the Location Director’s agreement not to compete, Lincare shall pay such Location Director Twenty-Five Thousand and no/100 Dollars ($25,000.00) (less customary deductions and withholds), except as otherwise specified on Schedule 16.2, on Lincare’s then next regular employee compensation payment date. Notwithstanding anything in the foregoing to the contrary, the parties hereto understand and agree that, if Lincare terminates any such Location Director without cause prior to the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, such Location Director shall be entitled to receive total monetary consideration of Fifty Thousand and no/100 Dollars ($50,000.00) (less customary deductions and withholds), except as otherwise specified on Schedule 16.2, less payment already made to such Location Director under this Section 16.2(c)(ii), if any. The parties hereto understand and agree that Lincare shall not be obligated under this Section 16.2 to pay any Location Director total monetary consideration in excess of Fifty Thousand and no/100 Dollars ($50,000.00) (less customary deductions and withholds), except as otherwise specified on Schedule 16.2.

(iii) On or about the day that is five business days immediately prior to the six (6)-month anniversary of the Closing Date, Lincare shall provide the Company written notice of those RVP Employees and Location Directors who are entitled to the additional consideration as set forth in Section 16.2(c)(i) and (ii). The Company covenants and agrees that, within five (5) business days of Lincare’s providing such written notice but in no event later than the date the deferred Purchase Price payment set forth in Section 3.1(b) hereof is payable, the Company shall make a cash payment to Lincare by wire transfer of immediately available funds in an amount equal to the total amount to which all RVP Employees and Location Directors are entitled (including any deductions and withholds). No amounts shall be payable under Sections 16.2(c)(i) and (ii) to any RVP Employee or Location Director whose employment with Lincare ceases before the day that is five business days immediately prior to the six (6)-month anniversary of the Closing Date, unless Lincare terminates such RVP or Location Director without cause during such period.

(iv) On or about the day that is five business days immediately prior to the one(1)-year anniversary of the Closing Date, Lincare shall provide the Company written notice of those RVP Employees and Location Directors who are entitled to the additional consideration as set forth in Section 16.2(c)(i) and (ii). The Company covenants and agrees that, within five (5) business days of Lincare’s providing such written notice but in no event later than the date the deferred Purchase Price payment set forth in Section 3.1(c) hereof is payable, the Company shall make a cash payment to Lincare by wire transfer of immediately available funds to such account as Lincare shall designate in the written notice in an amount equal to the total amount to which all RVP Employees and Location Directors are entitled (including any deductions and withholds). No amounts shall be payable under this Section 16.2(c)(i) and (ii) to any RVP Employee or Location Director whose employment with Lincare ceases before the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, unless Lincare terminates such RVP or Location Director without cause during such period.

(v) The Company shall be liable for all amounts paid to RVP Employees or Location Directors under this Section 16.2(c). In addition to its other rights hereunder (including its right to indemnification pursuant to Article 7 hereof), Lincare shall have the right to deduct any such payments from Lincare’s payment obligations under this Agreement in accordance with Section 7.2 hereof.

16.3 Retention Agreements.

(a) As a condition precedent to the Closing, certain individuals identified in Schedule 16.3 hereof shall execute agreements, which shall provide among other things an agreement by Lincare to pay such individuals a retention bonus as more fully described in and subject to Section 16.3(b) hereof.

(b) For each of the individuals identified in Schedule 16.3 whose employment with Lincare or its affiliates continues uninterrupted from the Closing Date until at least the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, Lincare shall pay such individual in accordance with Schedule 16.3 hereof (less customary deductions and withholds) on Lincare’s then next regular employee compensation payment date. Notwithstanding anything in the foregoing to the contrary, the parties hereto understand and agree that, if Lincare terminates any such individual without cause prior to the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, such individual shall be entitled to receive the above-referenced payment (less customary deductions and withholds).

(c) The Company covenants and agrees that, within five (5) business days of Lincare’s providing such written notice but in no event later than the date the deferred Purchase Price payment set forth in Section 3.1(c) hereof is payable, the Company shall make a cash payment to Lincare by wire transfer of immediately available funds in an amount equal to the total amount to which all such individuals as described above are entitled. No amounts shall be payable under this Section 16.3 to any individual whose employment with Lincare ceases before the day that is five business days immediately prior to the one (1)-year anniversary of the Closing Date, unless Lincare terminates any such individual without cause during such period.

(d) The Company shall be liable for all amounts paid under this Section 16.3 (including customary deductions and withholds). In addition to its other rights hereunder (including its right to indemnification pursuant to Article 7 hereof), Lincare shall have the right to deduct any such payments from Lincare’s payment obligations under this Agreement in accordance with Section 7.2 hereof.

Article 17 – MISCELLANEOUS

17.1 Entire Agreement. The terms and conditions of this Agreement (including the exhibits and schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein. The exhibits and schedules attached to this Agreement constitute an integral part hereof for all purposes, including, without limitation, the construction and interpretation of the respective rights and obligations of the parties hereto.

17.2 Amendment. No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon any party unless approved in writing by, such party or by an authorized representative of such party.

17.3 Non-Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. No waiver of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach, whether of the same provision or otherwise.

17.4 Assignment. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors, assigns, legal representatives and heirs. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any attempted assignment without such consent shall be void. Notwithstanding anything to the contrary contained in the foregoing, Lincare shall have the right at any time, and from time to time, to assign this Agreement to its parent or any affiliate or subsidiary or any successor to its business, without the consent of the other parties to this Agreement; provided that, notwithstanding any such assignment by Lincare, Lincare shall remain primarily liable for the payment and performance of its obligations under this Agreement.

17.5 No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto, and no third party or person is intended as a third party beneficiary of this Agreement or any part hereof in any respect (including, but not limited to, any employee of Company) and no third party or person shall obtain any rights, claims, benefits or privileges under or by virtue of this Agreement whatsoever.

17.6 Construction. This Agreement has been negotiated at arm’s length among the parties, and each of the parties has been represented by legal counsel. Accordingly, each of the parties shall be deemed to have participated in the preparation of this Agreement and this Agreement shall not be construed more strictly against one party than the other.

17.7 Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures shall be deemed original signatures for purposes of the Closing.

17.8 Number. In this Agreement, where applicable, references to the singular shall include the plural and references to the plural shall include the singular.

17.9 Gender. In this Agreement, where applicable, references to the male, female or neuter gender shall include reference to all other such genders where the context so requires.

17.10 Headings. The subject headings of the articles, Sections and Subsections of this Agreement are included for purposes of convenience and reference only, and shall not affect the construction or interpretation of any of its provisions.

[The balance of this page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

LINCARE INC., a Delaware corporation

By:	/s/ Paul Tripp
Paul Tripp
Its:	Acquisitions Attorney

PEDIATRIC SERVICES OF AMERICA, INC. d/b/a PSA HEALTHCARE, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PSA CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (the “Amendment”), is made as of this 29th day of September, 2006, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19387 U.S. 19 North, Clearwater, Florida 33764 (hereinafter referred to as “Lincare”); PEDIATRIC SERVICES OF AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 310 Technology Parkway, Norcross, Georgia 30092-2929 and certain of Pediatric Services of America, Inc.’s affiliates listed on the signature page hereto (hereinafter collectively referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, on August 25, 2006, Lincare and Company entered into a certain asset purchase agreement for the purchase and sale of substantially all of Company’s Respiratory Therapy and Equipment Services Division (the “Agreement”); and

WHEREAS, in Section 6.4(a)(iii) of the Agreement, the parties agreed that the Agreement may be terminated if the transaction did not occur on or before September 30, 2006, unless the parties mutually agree to extend the time period;

WHEREAS, the parties to the Agreement wish to extend the time period set forth in Section 6.4(a)(iii) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:

1 Lincare and Company agree to replace the language in Section 6.4(a)(iii) of the Agreement with the following language: “if the closing of the Transaction shall not have occurred on or before October 31, 2006, unless the parties mutually agree to extend the time period; or”

2. Unless expressly modified in this Amendment, all terms and conditions of the Agreement and its side letter agreement shall remain in full force and effect.

3. There are no understandings, representations or warranties of any kind whatsoever regarding the subject matter of this Amendment, except as expressly set forth herein. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures shall be deemed original signatures for purposes of the execution.

[The balance of this page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the day and year first above written.

LINCARE INC., a Delaware corporation

By:	/s/ Paul Tripp
Paul Tripp
Its:	Acquisitions Attorney

PEDIATRIC SERVICES OF AMERICA, INC. d/b/a
PSA HEALTHCARE, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PSA CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (the “Amendment”), is made as of this 30th day of October, 2006, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19387 U.S. 19 North, Clearwater, Florida 33764 (hereinafter referred to as “Lincare”); PEDIATRIC SERVICES OF AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 310 Technology Parkway, Norcross, Georgia 30092-2929 and certain of Pediatric Services of America, Inc.’s affiliates listed on the signature page hereto (hereinafter collectively referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, on August 25, 2006, Lincare and Company entered into a certain asset purchase agreement for the purchase and sale of substantially all of Company’s Respiratory Therapy and Equipment Services Division (the “Agreement”); and

WHEREAS, on September 29, 2006, Lincare and Company entered into a certain amendment of the Agreement, providing for replacement of the language in Section 6.4(a)(iii) of the Agreement;

WHEREAS, in Section 6.4(a)(iii) of the Agreement, as amended, the parties agreed that the Agreement may be terminated if the transaction did not occur on or before October 31, 2006, unless the parties mutually agree to extend the time period;

WHEREAS, the parties to the Agreement wish to extend the time period set forth in Section 6.4(a)(iii) of the Agreement, as amended.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:

1 Lincare and Company agree to replace the language in Section 6.4(a)(iii) of the Agreement, as amended, with the following language: “if the closing of the Transaction shall not have occurred on or before November 6, 2006, unless the parties mutually agree to extend the time period; or”

2. Unless expressly modified in this Amendment, all terms and conditions of the Agreement, as amended, and its side letter agreement shall remain in full force and effect.

3. There are no understandings, representations or warranties of any kind whatsoever regarding the subject matter of this Amendment, except as expressly set forth herein. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures shall be deemed original signatures for purposes of the execution.

[The balance of this page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the day and year first above written.

LINCARE INC., a Delaware corporation

By:	/s/ Paul Tripp
Paul Tripp
Its:	Acquisitions Attorney

PEDIATRIC SERVICES OF AMERICA, INC. d/b/a
PSA HEALTHCARE, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PSA CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President

THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT

This Third Amendment and Supplement to Asset Purchase Agreement (the “Amendment”), is made as of this 6th day of November, 2006, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19387 U.S. 19 North, Clearwater, Florida 33764 (hereinafter referred to as “Lincare”); PEDIATRIC SERVICES OF AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 310 Technology Parkway, Norcross, Georgia 30092-2929 and certain of Pediatric Services of America, Inc.’s affiliates listed on the signature page hereto (hereinafter collectively referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, on August 25, 2006, Lincare and Company entered into a certain asset purchase agreement for the purchase and sale of substantially all of Company’s Respiratory Therapy and Equipment Services Division, and such purchase agreement was amended on September 29, 2006 and on October 30, 2006 (the purchase agreement with its amendments together hereinafter called the “Agreement”); and

WHEREAS, Lincare and Company desire to memorialize certain agreements among the parties made after the execution of the Agreement and related to the transaction contemplated therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:

(1) Subject to the terms and conditions of the Agreement, side letter agreement, and this Amendment, Lincare and Company agree to close the transaction contemplated in the Agreement, as amended, its side letter, ancillary agreements, and this Amendment contemporaneously on the day first set forth above, which is the Closing Date as defined in the Agreement.

(2) The parties hereby agree to amend Article 1 of the Agreement by replacing the language in Section 1.1(c)(viii) of the Agreement with the following language:

(viii) any security deposit related to either real estate and/or a real estate lease where such real estate or real estate lease is (a) designated as a shared location on Schedule 4.5(a) hereof and Lincare has not agreed to take such shared location by assignment or (b) where such real estate or real estate lease is not assumed by or otherwise assigned to Lincare; and

(3) The parties hereby agree that the Purchase Price and method of payment set forth in Article 3 of the Agreement at the time of execution shall be amended as follows:

(a) Pursuant to Paragraph 6 of the Side Letter dated August 25, 2006 and in consideration of Lincare’s occupancy of certain Shared Locations, executed on even date with the Agreement, the Purchase Price shall be increased by Forty-Eight Thousand and no/100 Dollars ($48,000.00). The parties hereto agree that such increase shall be paid at the Closing.

(b) In consideration of that certain matter relating to the Aetna Agreement, the matter being more particularly described in Section 4 hereof and Aetna Agreement being defined in the same Section hereof, the parties hereto agree as follows: (1) the portion of the Purchase Price to be paid at Closing pursuant to Section 3.1(a) of the Agreement is hereby reduced by One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) and (2) the portion of the Purchase Price to be paid 12 months after the Closing Date pursuant to Section 3.1(c) of the Agreement (the “Twelve-Month Date”) is hereby increased by One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00); provided, however, the parties acknowledge and agree that such the moneys contemplated in this Section 3(c) may only be deducted in accordance with the provisions of Section 4.5(b)(iv) of the Agreement (as set forth in Section 4 hereof) and for no other purpose. It is the parties’ intent in this Section 3(c) that the total Purchase Price remain unchanged.

(d) The parties agree that, with the amendments set forth in Section 3(a), and (b) hereof to the Purchase Price set forth in the Agreement at the time of its execution, terms and conditions in Section 3.1 of the Agreement shall be replaced with the following terms and conditions:

3.1 Purchase Price and Method of Payment. The aggregate purchase price (hereinafter referred to as the “Purchase Price”) for the Assets and the Business shall be Thirty-Five Million Two Hundred Forty-Eight Thousand and no/100 Dollars ($35,248,000.00), payable to Company, or its designees, as follows:

(a) Thirty Million Forty-Eight Thousand and no/100 Dollars ($30,048,000.00) shall be paid by wire transfer at the Closing (as such term is defined in Section 6.1 hereof), less any obligations set forth in that certain Second Side Letter Agreement executed contemporaneously with the Third Amendment to the Agreement;

(b) Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) shall be payable, without interest, six (6) months after the Closing Date, subject to the terms and conditions of this Agreement; and

(c) Two Million Seven Hundred Thousand and no/100 Dollars ($2,700,000.00) shall be payable, without interest, twelve (12) months after the Closing Date, subject to the terms and conditions of this Agreement; provided, however, the parties acknowledge and agree that One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) of those moneys contemplated in this Section 3.1(c) may only be deducted in accordance with the provisions of Section 4.5(b)(iv) of the Agreement and for no other purpose.

(4)(a) The parties acknowledge that, under the Agreement and pursuant to its Schedule 4.5(b), Company is obligated to obtain the consent to the assignment of certain payor agreements (the “Payor Agreements”), including the Company’s HMO national and non-HMO national agreement with Aetna (the “Aetna Agreement”), and is liable to Lincare for Company’s failure in such obligation;

(b) The parties acknowledge that certain payors may refuse or have refused to consent to the assignment of their respective Payor Agreements to Lincare; and

(c) While the parties acknowledge that Aetna has agreed to allow for the transition of Aetna members for a period after the Closing Date under a certain Assignment and Consent Agreement effective as of the Closing Date and executed by and among Lincare, Company, and Aetna, the parties hereto understand that Aetna has refused to consent to the assignment of the Aetna Agreements to Lincare.

(d) The parties hereby agree to amend Article 4 of the Agreement by adding the following paragraph under Section 4.5(b) of the Agreement:

(iv) The parties hereby agree that the damages due and owing to Lincare as a result of Company’s failure to obtain consent to the assignment of the Company’s HMO national and non-HMO national agreement with Aetna (the “Aetna Agreement”) shall be calculated as follows: if Lincare’s total net billed and reimbursable revenue from Aetna in connection with Lincare’s operation of the Business from the Closing Date until the Twelve-Month Date (the “Total Net Revenue”) is less than $2,664,612.00, Company agrees that, by the Twelve-Month Date, Lincare may deduct from its payment obligations under the Agreement damages equal to the product of 0.6 multiplied by the difference between $2,664,612.00 and the Total

Net Revenue (the “Aetna Damages”); provided, however, the parties expressly agree that, in no event, shall Company be obligated to pay, nor shall Lincare be entitled to deduct or seek indemnification for, more than $1,200,000.00 in Aetna Damages. This subsection 4.5(b)(iv) shall not affect or limit any other rights or remedies Lincare has with respect to the delivery of consents to assignment of any contract or agreement other than the Aetna Agreement and in no way otherwise affects or limits Lincare’s rights under Article 7 of the Agreement for claims or damages other than the Aetna Damages, including but not limited to any claims related to Aetna or the Aetna Agreement other than those giving rise to the Aetna Damages. Notwithstanding anything else to the contrary in the Agreement, the parties understand and agree that, with respect to the Aetna Damages, Lincare may only deduct such Aetna Damages from its payment obligations under the Agreement in accordance with Section 7.2 of the Agreement.

(e) The parties hereby agree to amend Article 4 of the Agreement by adding the following paragraph under Section 4.5(b) of the Agreement:

(v) Except as otherwise specified in Section 4.5(b)(iv) herein with respect to the Aetna Agreements and the Aetna Damages, the parties agree that if Company fails to obtain the consent to assignment of any payor agreement designated on Schedule 4.5(b) as requiring such consent effective as of the Closing Date whether or not Lincare knows such consent was not obtained by the Closing Date (the “Payor Agreements” and, in such instances, the payor being the “Payor”), then the damages due and owing to Lincare as a result thereof shall be calculated as the total of the following (the “Payor Damages”): (a) if Lincare’s total net billed and reimbursable revenue from the Payor in connection with Lincare’s operation of the Business from the Closing Date until the day six months after the Closing Date (the “Total First Six-Month Net Revenue”) is less than fifty percent (50%) of the total net billed and reimbursable revenue amount related to the Business and specified on Schedule 4.5(b) with respect to such Payor (the “Payor Revenue”), which Company hereby represents and warrants is Company’s total net billed and reimbursable revenue for the Business from such Payor during the twelve-month period immediately prior to the Closing Date, Company agrees that, by the day six months after the Closing Date, Lincare may deduct from its payment obligations under the Agreement, subject to Section 1 of the Third Amendment to the Agreement, damages equal to the product of 0.6 multiplied by the difference between the fifty percent (50%) of the Payor Revenue and the Total First Six-Month Net Revenue and (b) if Lincare’s total net billed and reimbursable revenue from the Payor in connection with Lincare’s operation of the Business from the day six months after the Closing Date until the Twelve-Month Date (the “Total Second Six-Month Net Revenue”) is less than fifty percent (50%) of the Payor Revenue, Company agrees that, by the Twelve-Month Date, Lincare may deduct from its payment obligations under the Agreement, subject to Section 1 of the Third Amendment to the Agreement, damages equal to the product of 0.6 multiplied by the difference between fifty percent (50%) of the Payor Revenue and the Total Second Six-Month Net Revenue. Notwithstanding anything in this Section 4.5(b)(v) to the contrary, (x) in the event Company or a Payor delivers to Lincare an agreement executed by the Payor, the form of which is acceptable to Lincare, by the Closing or within 45 days after the Closing, where such signed agreement is effective as of the Closing, for purposes of this Section 4.5(b)(v), consent to the assignment of such Payor’s Payor Agreement shall be deemed by Lincare as having been delivered to Lincare and (y) in the event a Payor agrees to make payment to Lincare pursuant to an existing agreement between Lincare and Payor within 45 days after the Closing, where such payment terms are acceptable to Lincare in connection with the Business and where such payment is in reimbursement for services provided under contract to Customers and are for rental dates of service from and after the Closing Date, for purpose of this Section 4.5(b)(v), consent to the assignment of such Payor’s Payor Agreement shall be deemed by Lincare as having been delivered to Lincare. This subsection 4.5(b)(v) shall not affect or limit any other rights or remedies Lincare has with respect to the delivery of consents to assignment related to any contract or agreement other than the Payor

Agreements and does not otherwise affect or limit the rights to indemnification that are afforded Lincare under the Agreement, including without limitation its right to deduct such damages from its payment obligations under the Agreement in accordance with Section 7.2 of the Agreement.

(f) The parties hereby agree to amend Article 4 of the Agreement by adding the following paragraph under Section 4.5(b) of the Agreement:

(vi)(1) In the event Lincare puts Company on notice of the existence of Aetna Damages, the parties agree that, within 30-days after the Twelve-Month Date and upon reasonable notice to Lincare, Company shall be entitled to review Lincare’s books and records relating to Lincare’s calculation of the Aetna Damages for the purpose of verifying such Aetna Damages. Lincare agrees that it shall make such books and records available to Company for such verification. If as a result of such verification Company disputes Lincare’s calculation of the Aetna Damages, Company shall provide Lincare with written notice of such dispute within 45 days of the Twelve-Month Date (the “Dispute Deadline”). If Company fails to provide Lincare with written notice of such dispute by the Dispute Deadline, then such failure shall constitute acceptance by Company of Lincare’s calculation of the Aetna Damages, and any deductions previously made by Lincare in such regard shall become final and binding. If Company properly disputes Lincare’s calculation of the Aetna Damages by the Dispute Deadline, then Lincare and Company shall have until the 75th day after the Twelve-Month Date to negotiate in good faith the dispute. If the parties do not reach a mutual resolution from such negotiations, then the dispute shall be submitted to a national recognized public accounting firm agreeable to each such party and with whom neither such Party (or any of its affiliates) has had a relationship within the past two years. Such accounting firm shall be given reasonable access to all relevant records to calculate the actual Aetna Damages, which calculation shall be submitted by the accounting firm to Company and Lincare within 30 days. Company and Lincare shall have 20 days thereafter to submit to each other and the accounting firm written comments on such calculation and an additional 15 days to similarly submit to each other and the accounting firm written rebuttal comments to each other’s initial comments. Within 15 days after the rebuttal comment period, the accounting firm shall submit its final calculation to each of the parties, which shall be final and binding on the parties hereto. Company shall be liable for any fees and expenses of such accounting firm, except that, in the event such final calculation requires the release by Lincare to Company of any moneys Lincare deducted in connection with the Aetna Damages from Lincare’s payment obligation on the Twelve-Month Date, Lincare shall be responsible for a percentage of the total fees and expenses of such accounting firm, such percentage being equal to the quotient of the moneys required to be released by Lincare to Company consistent with the final calculation submitted by the accounting firm divided by the total moneys originally deducted by Lincare at the Twelve-Month Date in connection with the Aetna Damages;

and (2) In the event Lincare puts Company on notice of the existence of damages related to a Payor pursuant to the terms and conditions set forth in Section 4.5(b)(v) hereof and in the event the damages exceed One Hundred Thousand and no/100 Dollars ($100,000.00) for such Payor from the Closing Date until the Twelve-Month Date, the parties agree that, within 30-days after the Twelve-Month Date and upon reasonable notice to Lincare, regardless of whether Lincare deducted moneys from the six-month deferred Purchase Price payment or from the twelve-month deferred Purchaser Price payment, or both, Company shall be entitled to review Lincare’s books and records relating to Lincare’s calculation of such damages for the purpose of verifying such damages. Lincare agrees that it shall make such books and records available to Company for such verification. If as a result of such verification Company disputes Lincare’s calculation of the damages relating to such Payor, Company shall provide Lincare with written notice of such dispute within 45 days after the Twelve-Month Date (the “Dispute Deadline”). If Company fails to provide Lincare with written notice of such dispute by the Dispute Deadline, then such failure shall constitute acceptance by Company of Lincare’s calculation of the damages, and any deductions previously made by Lincare in such regard shall become final and binding. If Company properly disputes Lincare’s calculation of the damages by the Dispute Deadline, then Lincare and Company shall have until the 75th day after the Twelve-Month Date to negotiate in good faith the dispute. If the parties do not reach a mutual resolution from such negotiations, then Company may seek recourse in accordance with Article 12 of the Agreement with the party substantially prevailing being entitled to its attorneys’ fees and reasonable costs associated with any such recourse.

(5) The parties hereby agree to amend Article 4 of the Agreement by replacing the language in the Section 4.5(c)(i) of the Agreement with the following language:

(i) The Schedule 4.5(c)(i) delivered by Company to Lincare on the Closing Date lists, in summary form, the oxygen equipment, respiratory therapy equipment, and pharmacy equipment and other items of durable medical equipment and other tangible personal property owned, leased, rented, used or otherwise possessed by Company in the operation of the Business as of October 31, 2006 (including, but not limited to, all of such items currently located with customers in their homes or alternative site care facilities). Within ten (10) days immediately after the Closing, Company shall deliver to Lincare Schedule 4.5(c)(i), listing, in summary form, the oxygen equipment, respiratory therapy equipment, and pharmacy equipment and other items of durable medical equipment and other tangible personal property owned, leased, rented, used or otherwise possessed by Company in the operation of the Business true and correct as of the Closing Date (including, but not limited to, all of such items currently located with customers in their homes or alternative site care facilities). The schedule delivered within ten (10) days immediately after the Closing Date shall be substantially similar to the schedule delivered on the Closing Date, any differences arising solely from Company’s operations in the normal course of business between October 31, 2006 and the Closing Date.

(6) The parties hereby agree to amend Article 6 of the Agreement by,

(a) replacing the language in Section 6.2 of the Agreement with the following language:

Date, Time and Place. The closing under this Agreement (herein referred to as the “Closing”) shall take place via telecopy on the second business day after the conditions set forth in Section 6.3 hereof shall have been satisfied or waived or at such other time and date as shall be fixed by agreement by the parties hereto (said date shall herein be referred to as the “Closing Date”) with the original counterparts to be exchanged by the parties via overnight delivery service for delivery on the next business day following the Closing Date. All transactions at the Closing shall be deemed to have taken place simultaneously at 11:59 p.m. (EST) on the Closing Date, and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered;

(b) replacing the language in Section 6.5(c) of the Agreement with the following language:

competent written evidence that each automobile, truck, or other vehicle included in the Assets has been delivered free and clear of Encumbrances at the Closing (notwithstanding the foregoing, the parties agree that Company may deliver those eight (8) vehicles leased through EMKAY free and clear of Encumbrances after Closing but in any event on or before ten (10) business days after the Closing

(c) replacing the language in Section 6.5(k) of the Agreement with the following language: “an executed sublease agreement in substantially the form attached hereto as Exhibit 6.5(k) (the “Facilities Lease”)”; and

(d) replacing the language in the second paragraph of Section 6.8(h) of the Agreement with the following language:

Company agrees that the Encumbered Cylinders are being delivered free and clear of Encumbrances on the Closing Date. Company represents and warrants that the following cylinder or tank providers have refused to sell the following number of cylinders to Company so same will not be free and clear of Encumbrances: Airgas and National Welders with respect to 371 M tanks (also known as 125 tanks) and Techair with respect to 600 oxygen tanks. Company further represents and warrants that, with respect to the 600 oxygen tanks on lease with Techair, Company has purchased cylinders of equal number and type from another provider. With respect to the 371 M tanks, Lincare agrees to purchase 371 M tanks for replacement as set forth below and acknowledges payment in consideration of such purchase. With respect to the 371 M tanks and 600 oxygen tanks, after the Closing, Lincare shall reasonably cooperate with Company in replacing the 371 M tanks and 600 oxygen tanks, such cooperation including aiding Company in replacing the tanks as appropriate and communicating with Lincare cylinder vendors as appropriate. Notwithstanding anything in this Section 6.8(h) to the contrary, the parties understand and agree that the Company shall remain solely liable for rental payments relating to and returning the 371 M tanks and 600 oxygen tanks and that Lincare shall have no liability in respect of any claim by a cylinder vendor or lessor relating to the purchase of cylinders, rental charges associated with cylinders, shortfall of the number of cylinders from the number represented by Company above, or otherwise. To the extent that there is a shortfall in the number of cylinders rented or leased by Company, such shortfall shall not be setoff against any cylinders owned by Company.

(7) The parties hereby agree to amend Article 17 of the Agreement by replacing the language in Section 17.1 of the Agreement with the following language:

Entire Agreement. The terms and conditions of this Agreement (including the exhibits, schedules, and amendments (and any amendment’s attachment, schedules and exhibits) hereto and any side letter agreement and amendments thereto, if any) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein. The exhibits and schedules attached to this Agreement, as amended, constitute an integral part hereof for all purposes, including, without limitation, the construction and interpretation of the respective rights and obligations of the parties hereto.

(8) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.11 Without limiting the scope of Article 4 of the Agreement, for the calendar month of November 2006, Company represents and warrants that Company has prepaid those rental obligations associated with the facilities, in which Lincare has agreed to take a leasehold interest as set forth in Schedule 4.5(a) hereof. Lincare agrees to reimburse Company for such prepayments on even date herewith, such prepayments, which relate to the leasehold interests Lincare has agreed to take and which have been pro-rated, totaling $86,987.90.

(9) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.12 Notwithstanding anything in the Agreement, as amended, to the contrary, Company understands and agrees that, because Company has elected to deliver Schedule

4.5(d) within ten days after the Closing Date, the parties agree that Lincare may amend Exhibit 3.5 of the Agreement within a reasonable time after the expiration of ten days after the Closing Date by adjusting the Purchase Price allocation to reflect the information provided by Company in Schedule 4.5(d) after Closing. The parties further understand and agree that the election of Company to deliver Schedule 4.5(d) within ten days after the Closing Date in no way limits or otherwise modifies Company’s obligation as contemplated in Section 15.1 of the Agreement to guarantee the collection of either eighty percent (80%) of the Receivables or eighty percent (80%) of $10,800,000.00, whichever is greater.

(10) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.13 Notwithstanding anything in the Agreement, as amended, to the contrary, Company understands and agrees that, because Company may deliver within ten (10) days after the Closing Date Schedule 4.5(c)(i), which shall be true and correct as of the Closing Date, the parties agree that Lincare may amend Exhibit 3.5 of the Agreement within a reasonable time after the expiration of ten days after the Closing Date by adjusting the Purchase Price allocation to reflect the information provided by Company in Schedule 4.5(c)(i) after Closing.

(11) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.14 Notwithstanding anything in the Agreement to the contrary, for a period of sixty (60) days from and after the Closing Date, Company agrees to keep active celluar phone service for those cellular telephones used in the Business. For such sixty (60)-day period, Lincare agrees to reimburse Company for any fees associated with Lincare’s usage of such cellular telephone service. The parties understand and agree that, during such sixty (60)-day period, Lincare shall replace Company’s cellular telephones with other cellular phones owned or leased by Lincare. As Lincare replaces such cellular phones, Lincare shall return to Company any Company cellular telephone Lincare locates after a good faith and reasonable search. Lincare shall not be liable for any claims associated with Company’s cellular telephones, except for any fees associated with Lincare’s usage of the phones as described above.

(12) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.15 Notwithstanding anything in the Agreement to the contrary, for a period of fourteen (14) days from and after the Closing Date, Company agrees to keep those gas credit cards used in the Business active. For such fourteen (14)-day period, Lincare agrees to reimburse Company for any fees associated with Lincare’s usage of such gas credit cards. The parties understand and agree that, during such fourteen (14)-day period, Lincare shall replace Company’s gas credit cards with other gas credits cards. As Lincare replaces such gas credit cards, Lincare shall return to Company any Company gas credit cards Lincare locates after a good faith and reasonable search. Lincare shall not be liable for any claims associated with Company’s gas credit cards, except for any fees associated with Lincare’s usage of the gas credit cards as described above and except for any claims that may arise from Lincare’s possession or use of the gas credit cards during such fourteen (14)-day period.

(13) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.16(a) Notwithstanding anything in the Agreement to the contrary, after Closing Company may retain as employees those eight (8) individuals referenced in Company’s

“corporate” listing of Schedule 16.1 of the Agreement who have the designation of “Y**” in the column indicating whether Lincare intends to offer employment in said schedule (the “Cash Collectors” and singly the “Cash Collector”), subject to the following terms and conditions:

(1) within the period from sixty (60) days after the Closing Date and one hundred eighty (180) days after the Closing Date, Company shall make the Cash Collectors available for employment by Lincare. If Lincare offers employment to any of the Cash Collectors, Company shall terminate such individual’s employment with Company;

(2) without limiting the scope of Lincare’s rights under the Agreement, Company shall indemnify Lincare for any employment-related claims, including without limitation claims of co-employment, by any of the Cash Collectors during their employment with Company; and

(3) notwithstanding anything in the Section 16.3 of the Agreement to the contrary, Company agrees that, for purposes of its obligations under Section 16.3(c) of the Agreement, the Cash Collectors who become employed with Lincare shall be deemed to have begun their employment on the Closing Date.

(b) Company and Lincare shall cooperate in good faith in the transitioning of the Cash Collectors from Company employees to Lincare employees.

(c) For a period not to exceed six (6) months after the Closing Date, within ten (10) business days after monthly receipt of an invoice from Company, Lincare agrees to pay to the Company an amount equal to fifty percent (50%) of the pay associated with the Cash Collectors; provided, such Cash Collectors’ activities at the Company relate to the collection of the Receivables.

(14) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.17 Notwithstanding anything in the Agreement to the contrary, for a period of eight (8) weeks from and after the Closing Date, Company agrees to keep its rental uniforms from Cintas used in the Business in an active rental status. For such eight (8)-week period, Lincare agrees to reimburse Company for Company’s rental fees associated with Lincare’s usage of uniforms. The parties understand and agree that, during such period, Lincare shall replace Company’s uniforms with other uniforms owned or leased by Lincare. As Lincare replaces such uniforms, Lincare shall return to Company any Company uniforms Lincare locates after a good faith and reasonable search. Lincare shall not be liable for any claims associated with Company’s uniforms (including without limitation any claim that Lincare breached the Agreement or otherwise violated Company’s legal or equitable rights regarding the use of a Company name or mark during the period contemplated herein), except for any fees associated with Lincare’s usage of the uniforms as described above.

(15) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.18 Notwithstanding anything in the Agreement to the contrary, after Closing the continued employment of Company’s Pharmacist in Charge located in Pensacola, Florida shall be subject to the following terms and conditions:

(a) for a period of thirty (30) days from and after the Closing Date, Company shall continue to employ said Pharmacist in Charge at the same rate of pay he enjoyed immediately prior to the Closing Date. Upon the conclusion of the thirty-day period, Company shall terminate said Pharmacist in Charge’s employment; and

(b) For a period not to exceed thirty (30) days after the Closing Date, within ten (10) business days after monthly receipt of an invoice from Company, Lincare agrees to pay to the Company an amount equal to the pay associated with and earned by said Pharmacist in Charge.

(16) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.19 Company and Lincare agree to execute and to deliver to each other at Closing that certain Consulting Agreement, which is attached to this Amendment as “Attachment A,” such agreement being incorporated herein by this reference (the “Consulting Agreement”). The Consulting Agreement is hereby also deemed an Asset, and Lincare’s remedial rights as set forth in Article 7 of the Agreement, including without limitation its rights under Section 7.2 of the Agreement, shall apply equally to Company’s performance under the Consulting Agreement as if the Consulting Agreement were part of the Agreement.

(17) The parties hereby agree to amend Article 17 of the Agreement by adding the following Section under Article 17:

Section 17.20 The parties hereto understand and agree that, with respect to any obligation of Company under the Agreement, as amended, or side letter agreement (the “Transaction Documents”), Lincare’s consummation of the transaction contemplated herein, with the knowledge that certain obligations are not yet, or might not be, satisfied by Company as required by the Transaction Documents, shall in no event constitute a waiver of Lincare’s right to be made whole from a failure or inability of Company to perform such obligation if it is required by the Transaction Documents. In no event shall Lincare’s prior belief or knowledge of any actual or potential failure on the part of the Company to satisfy its obligations form a basis for Company to either affirmatively seek to estop, cause to be waived, or assert any other like claim or defense against rights possessed by Lincare under contract, at law, or in equity.

(18) Lincare and Company agree to the Exhibits and Schedules attached to this Amendment, which are incorporated herein by this reference. Same shall be deemed the Exhibits and Schedules of the Agreement as of the Closing Date of the transaction. The attached Exhibits and Schedules are all the Exhibits and Schedules of the Agreement and include Exhibits 3.5, 6.5(k), 14, and 16.2 and Schedules 1.1(a)(xi), 1.1.(a)(xiii), 1.1(c), 1.1(c)(iv), 4.2, 4.3(a), 4.3(d), 4.4(a), 4.4(b), 4.4(c), 4.4(d), 4.4(e), 4.5(a), 4.5(b), 4.5(c)(i), 4.5(c)(ii), 4.5(c)(iii), 4.5(d), 4.5(e), 4.5(f)(i), 4.5(f)(ii), 4.5(f)(iii), 4.5(f)(iv), 4.5(f)(v), 4.5(g), 4.5(h), 4.5(i), 4.5(j), 4.5(k), 4.5(l), 4.5(m), 6.8(h), 16.1, 16.2, and 16.3.

(19) Unless expressly amended or supplemented by this Amendment, all terms and conditions of the Agreement, including but not limited to the side letter agreement shall remain in full force and effect.

[The balance of this page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the day and year first above written.

LINCARE INC., a Delaware corporation

By:	/s/ Paul Tripp
Paul Tripp
Its:	Acquisitions Attorney

PEDIATRIC SERVICES OF AMERICA, INC. d/b/a
PSA HEALTHCARE, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President and CEO

PSA CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
Its:	President